Exhibit 2.1

EXECUTION VERSION

ARRANGEMENT AGREEMENT

by and between

Tembec Inc.

and

Rayonier Advanced Materials Inc.

dated as of

May 24, 2017

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INDEX OF DEFINED TERMS

Defined Term	Section

2012 IQ Loan Agreement	Section 7.13
2013 IQ Loan Agreement	Section 7.13
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Common Share VWAP	Section 7.13
Acquiror Common Stock	Recitals
Acquiror Disclosure Letter	Article 3
Acquiror Issued Securities	Section 1.2(a)(viii)
Acquiror Performance Share Awards	Section 3.2(a)
Acquiror Preferred Stock	Section 3.2(a)
Acquiror Recent Balance Sheet	Section 7.13
Acquiror Restricted Stock Awards	Section 3.2(a)
Acquiror SEC Reports	Section 3.5(a)
Acquiror Series A Preferred Stock	Section 7.13
Acquiror Stock Options	Section 3.2(a)
Acquiror Termination Fee	Section 6.2(c)
Affiliates	Section 7.13
Aggregate Share Consideration	Section 7.13
Agreement	Preamble
Antitrust Law	Section 7.13
ARC	Section 7.13
Arrangement	Section 1.2(a)(i)
Arrangement Resolution	Recitals
Articles of Arrangement	Section 7.13
Bankruptcy and Equity Exception	Section 3.14
Business Day	Section 7.13
Canadian Company Benefit Plan	Section 7.13
Canadian Securities Authorities	Section 7.13
Canadian Securities Laws	Section 7.13
Cash Consideration Number	Section 1.10(f)
Cash Electing Share	Section 1.1(b)
Cash Election	Section 1.1(b)
Cash Election Number	Section 1.10(g)(i)
CBCA	Section 1.2(a)
Certificate of Arrangement	Section 7.13
Closing	Section 1.6(b)
Code	Section 7.13
Collective Bargaining Agreement	Section 2.15(a)
Commissioner	Section 7.13
Commitment Letter	Section 3.14
Company	Preamble
Company Acquisition Proposal	Section 4.8(b)

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Company Adverse Notice	Section 4.9(d)
Company Adverse Recommendation Change	Section 4.9(c)
Company Benefit Plan	Section 7.13
Company Board	Recitals
Company Common Shares	Recitals
Company Disclosure Letter	Article 2
Company DSU Award	Section 1.1(d)
Company Insurance Policies	Section 2.21
Company Intellectual Property	Section 2.16(a)
Company Leased Real Property	Section 2.18(b)
Company Notes	Section 4.13(d)
Company Notes Indenture	Section 4.13(d)
Company Notes Trustee	Section 4.13(d)
Company Owned Real Property	Section 2.18(a)
Company Permits	Section 2.10
Company Real Property Leases	Section 2.18(b)
Company Recent Balance Sheet	Section 7.13
Company Recommendation	Section 4.9(c)
Company Requisite Shareholder Vote	Section 1.2(a)(ii)
Company Securities Reports	Section 2.6(c)
Company Share-Based Instruments	Section 1.7
Company Share-Based Plans	Section 7.13
Company Special Meeting	Section 1.3
Company Termination Fee	Section 6.2(b)(i)
Company’s Securities	Section 1.11(c)
Competition Act (Canada)	Section 7.13
Competition Act Approval	Section 7.13
Compliant	Section 7.13
Confidentiality Agreement	Section 4.18
Consideration	Section 1.1(b)
Consideration Cash Value	Section 7.13
Contemplated Reorganization Transaction	Section 4.10(a)
Contract	Section 7.13
control	Section 7.13
controlled by	Section 7.13
Court	Recitals
Credit Agreement	Section 4.13(b)
Credit Agreement Termination	Section 4.13(b)
Definitive Documents	Section 4.11(a)
Depositary	Section 7.13
DFS Provisions	Section 7.4(b)
Director	Section 7.13
Discharge	Section 4.13(d)(ii)
Dissent Rights	Section 7.13
Effective Date	Section 7.13
Effective Time	Section 7.13

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Election	Section 1.10(a)
Election Deadline	Section 7.13
Environment	Section 7.13
Environmental Laws	Section 7.13
Equity Interests	Section 7.13
ERISA	Section 7.13
ERISA Affiliate	Section 7.13
Exchange Act	Section 7.13
Exchange Ratio	Section 1.1(b)
Fairness Opinions	Section 7.13
Final Order	Section 7.13
Financing	Section 3.14
Financing Sources	Section 7.13
First Nations	Section 7.13
First Nations’ Claims	Section 7.13
GAAP	Section 3.5(c)
Governmental Antitrust Entity	Section 7.13
Governmental Entity	Section 7.13
Holder	Section 1.10
HSR Act	Section 7.13
IFRS	Section 7.13
Indemnified Persons	Section 4.14
Insolvency Proceedings	Section 7.13
Integrated Credit Agreement	Section 7.13
Intellectual Property Rights	Section 7.13
Interim Order	Section 7.13
Investment Canada Act	Section 7.13
Investment Canada Act Approval	Section 7.13
IQ Warrant	Section 1.1(c)
IQ Warrant Consideration	Section 1.1(c)
knowledge	Section 7.10
Law	Section 7.13
Legal Proceeding	Section 2.9
Letter of Transmittal and Election Form	Section 1.10(b)
Liens	Section 7.13
Marketing Period	Section 7.13
Material Adverse Effect	Section 7.13
Material Contract	Section 2.17
Maximum Share Number	Section 7.13
Minister	Section 7.13
Multiemployer Plan	Section 7.13
National Bank	Section 2.23
New York Business Day	Section 7.13
Offering Documents	Section 7.13
Order	Section 7.13
Other Debt Agreement	Section 4.13(b)

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Outside Date	Section 6.1(c)
Parties	Section 7.13
Party	Section 7.13
Payoff Amount	Section 4.13(c)
Payoff Letter	Section 4.13(c)
PBGC	Section 2.14(e)
Per Share Cash Amount	Section 1.1(b)
Per Share Stock Consideration	Section 1.1(b)
Permitted Lien	Section 7.13
Person	Section 7.13
Plan of Arrangement	Recitals
Project Financing Agreement Amendments	Section 4.13(a)
Proxy Circular	Section 7.13
Regulatory Law	Section 7.13
Representatives	Section 4.3(a)
Required Information	Section 4.12(ii)
Sarbanes-Oxley Act	Section 3.5(e)
Scotiabank	Section 2.23
SEC	Section 7.13
Securities Authorities	Section 7.13
Share Election	Section 1.1(b)
Share Encumbrances	Section 7.13
Share Issuance	Recitals
Shortfall Number	Section 1.10(g)(ii)
Stock Electing Share	Section 1.1(b)
Subsidiaries	Section 7.13
Superior Proposal	Section 4.8(c)
Tax Return	Section 7.13
Taxes	Section 7.13
Temiscaming Project Financing Agreement Amendments	Section 4.13(a)
Temiscaming Project Financing Agreements	Section 7.13
Tenure	Section 7.13
TSX	Section 7.13
U.S. Securities Act	Section 7.13
U.S. Securities Laws	Section 7.13
under common control with	Section 7.13

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ARRANGEMENT AGREEMENT

This ARRANGEMENT AGREEMENT (this “Agreement”), dated as of May 24, 2017, is by and between Rayonier Advanced Materials Inc., a corporation organized and existing under the laws of the State of Delaware (“Acquiror”), and Tembec Inc., a corporation continued and existing under the laws of Canada (“Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Section 7.13.

WHEREAS, in accordance with the terms of this Agreement, the Acquiror would acquire all of the outstanding common shares of Company (the “Company Common Shares”), in exchange for the issuance and payment of cash and shares of common stock, par value U.S.$0.01 per share, of Acquiror (the “Acquiror Common Stock”), pursuant to a plan of arrangement, in the form attached hereto as Exhibit A (as amended from time to time in accordance with this Agreement, the “Plan of Arrangement”);

WHEREAS, the Board of Directors of Company (the “Company Board”) has unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, and Company has agreed, in accordance with the terms of this Agreement, to submit for approval (a) a special resolution in the form attached hereto as Exhibit B (as amended from time to time in accordance with this Agreement, the “Arrangement Resolution”), to the holders of the outstanding Company Common Shares and (b) the Plan of Arrangement to the Superior Court of Québec (the “Court”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has unanimously approved the transactions contemplated by this Agreement and the Plan of Arrangement, including, but not limited to, the issuance of Acquiror Common Stock contemplated by this Agreement (the “Share Issuance”); and

WHEREAS, concurrently with the execution of this Agreement, certain officers and directors of Company have entered into a support and voting agreement with Acquiror, in the form attached hereto as Exhibit D; and

WHEREAS, Acquiror and Company desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Acquiror and Company agree as follows:

ARTICLE 1

THE ARRANGEMENT

Section 1.1. Effect of the Arrangement. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a) Each Company Common Share issued and outstanding immediately prior to the Effective Time held by a shareholder of Company that has validly exercised its Dissent Right in respect of the Arrangement will be transferred by such shareholder to Acquiror.

(b) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned, directly or indirectly, by Acquiror and other than Company Common Shares with respect to which Dissent Rights in respect of the Arrangement have been properly exercised and not withdrawn) will be transferred by such shareholder to Acquiror in exchange for (i) in the case of a Company Common Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not lost pursuant to Section 1.10 (each, a “Cash Electing Share”), C$4.05 in cash without interest (the “Per Share Cash Amount”), or (ii) in the case of a Company Common Share with respect to which an election to receive Acquiror Common Stock (a “Share Election”) has been properly made and not lost pursuant to Section 1.10 (each, a “Stock Electing Share”), 0.2302 (such ratio, as it may be adjusted pursuant to Section 1.9, the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Acquiror Common Stock and, if applicable, cash in lieu of fractional shares of Acquiror Common Stock payable in accordance with the Plan of Arrangement (the “Per Share Stock Consideration”), in each case subject to Section 1.10(f) and Section 1.10(g) (the consideration payable in accordance with this Section 1.1(b), the “Consideration”). Any Company Common Share with respect to which neither a Share Election nor a Cash Election has been properly made and not lost pursuant to Section 1.10 shall be deemed to be a Stock Electing Share.

(c) Each warrant to purchase Company Common Shares pursuant to the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement (each, an “IQ Warrant”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Consideration Cash Value over the exercise price per Company Common Share of such IQ Warrant, multiplied by (ii) the number of Company Common Shares subject to such IQ Warrant as of immediately prior to the Effective Time (the “IQ Warrant Consideration”); provided that any IQ Warrant that has an exercise price per Company Common Share that equals or exceeds the Consideration Cash Value shall be cancelled for no consideration.

(d) Each performance-conditioned share unit award, performance-conditioned deferred share unit award and non-performance based deferred share unit award granted under any Company Share-Based Plan (each, a “Company DSU Award”), whether vested or unvested, shall fully vest (to the extent not vested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Consideration Cash Value in respect of each Company Common Share underlying such Company DSU Award as of immediately prior to the Effective Time. Acquiror shall pay the consideration described in this Section 1.1(d), less applicable tax withholdings, within five Business Days following the Effective Date.

(e) If the Aggregate Share Consideration to be issued in connection with the Arrangement would exceed the Maximum Share Number, the Cash Consideration Number for all purposes under this Agreement will be increased by the minimum extent necessary such that the Aggregate Share Consideration does not exceed the Maximum Share Number; it being understood that the Per Share Cash Amount and the Exchange Ratio shall not change as a result of this Section 1.1(e).

Section 1.2. Interim Order.

(a) As promptly as reasonably practicable after the date hereof, Company shall apply, in a manner reasonably acceptable to Acquiror, to the Court under Section 192 of the Canada Business Corporations Act (the “CBCA”) and, in cooperation with Acquiror, prepare, file and diligently pursue an application, for the Interim Order, which shall provide (among other things):

(i) for the class of persons to whom notice shall be provided in respect of the proposed arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement (the “Arrangement”) and the Company Special Meeting and for the manner in which such notice shall be provided;

(ii) that the requisite approval (the “Company Requisite Shareholder Vote”) for the Arrangement Resolution shall be 66 2⁄3% of the votes cast on the Arrangement Resolution by those holders of Company Common Shares present in person or represented by proxy at the Company Special Meeting, each Company Common Share entitling the holder thereof to one vote on the Arrangement Resolution;

(iii) that, in all other respects, the terms, restrictions and conditions of Company’s constating documents as in effect as of the date of this Agreement, including quorum requirements and all other matters, shall apply in respect of the Company Special Meeting;

(iv) for the grant of the Dissent Rights to registered holders of Company Common Shares as set forth in the Plan of Arrangement;

(v) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi) that the Company Special Meeting may be adjourned or postponed from time to time by Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(vii) confirmation of the record date for the purposes of determining the registered holders of Company Common Shares entitled to receive notice of, and to vote at, the Company Special Meeting, and that the record date for registered holders of Company Common Shares entitled to notice of, and to vote at, the Company Special Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Special Meeting, except as required by applicable Law;

(viii) that it is Acquiror’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Acquiror securities (collectively, the “Acquiror Issued Securities”) to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement and its determination of the fairness of the Arrangement; and

(ix) subject to the consent of Company (such consent not to be unreasonably withheld), for such other matters as Acquiror may reasonably require.

Section 1.3. Company Special Meeting. Company shall use commercially reasonable efforts to cause a special meeting of its shareholders (the “Company Special Meeting”) to occur as promptly as reasonably practicable after the date hereof and in any event on or before July 28, 2017, for the purpose of obtaining the Company Requisite Shareholder Vote.

Section 1.4. Final Order. If the Interim Order is obtained and the Arrangement Resolution is approved at the Company Special Meeting, then Company shall, as promptly as reasonably practicable thereafter, and no later than five Business Days thereafter, complete all actions necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

Section 1.5. Court Proceedings. Subject to the terms of this Agreement, Company shall prepare, file and diligently pursue an application for the Interim Order and the Final Order and Acquiror shall cooperate with and assist Company in seeking the Interim Order and the Final Order, including by providing Company on a timely basis any information required to be supplied by Acquiror in connection therewith. Company shall provide Acquiror’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and shall give reasonable consideration to all such comments. Company shall ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement. Company shall also provide Acquiror’s legal counsel on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, Company shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated hereby or with Acquiror’s prior written consent, such consent not to be unreasonably withheld; provided that nothing herein shall require Acquiror to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases the obligations of, or diminishes rights of, Acquiror and its Subsidiaries set forth in this Agreement or in such materials. In addition, Company shall not unreasonably object to Acquiror or its legal counsel making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as Acquiror or its legal counsel considers reasonably appropriate, provided that Company is advised of the nature of any submissions as soon as practicable prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Company shall oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, Acquiror.

Section 1.6. Articles of Arrangement and Effective Date.

(a) Subject to Section 7.1(b) of Article 7 of the Plan of Arrangement and any applicable Law, Company agrees to consider any amendment, acting reasonably, to the Plan of Arrangement at any time prior to the receipt of the Interim Order to add, remove or amend any steps or terms as determined to be reasonably necessary by Acquiror; provided that the Plan of

Arrangement shall not be amended in any manner that (a) is prejudicial to the holders of Company Common Shares or Company Share-Based Instruments, (b) creates a reasonable risk of materially delaying, impairing or impeding the consummation of the transactions contemplated by this Agreement, including the receipt of any approval under any Regulatory Law or the satisfaction of any condition set forth in Article 5, or (c) is inconsistent with the Interim Order, the Final Order or this Agreement.

(b) The closing of the transactions contemplated hereby (the “Closing”) shall occur as promptly as reasonably practicable (but no later than the fifth Business Day) after obtaining the Final Order and subject to the satisfaction or waiver of the conditions set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of such conditions on the Effective Date), unless another time or date is agreed to in writing by the Parties; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 5, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of such conditions on the Effective Date), the Closing (including the filing of the Articles of Arrangement by Company with the Director) shall be delayed and occur instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Acquiror to Company on no less than three Business Days’ written notice to Company; provided, that the Effective Date specified in any such notice may be conditioned upon the simultaneous completion of the Financing (it being understood and agreed that if the Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn), and (b) the third Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 5. The Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

Section 1.7. Warrant and Incentive Plan Matters. Prior to the Effective Time, the Company Board shall take all such actions as are necessary to provide for the treatment of the IQ Warrants and Company DSU Awards (collectively, the “Company Share-Based Instruments”), in accordance with the provisions of this Agreement and the Plan of Arrangement.

Section 1.8. Payment of Consideration. Acquiror shall, prior to the filing by Company of the Articles of Arrangement with the Director in accordance with Section 1.6(b), provide or cause to be provided the Depositary with sufficient cash in escrow and an irrevocable direction for the issuance of Acquiror Common Stock (the terms and conditions of such escrow and direction to be satisfactory to Company and Acquiror, acting reasonably), to satisfy the sum of (i) the aggregate Consideration payable to the holders of Company Common Shares by the Acquiror (other than with respect to holders of Company Common Shares exercising Dissent Rights as provided in the Plan of Arrangement), and (ii) the aggregate IQ Warrant Consideration payable to the holder of the IQ Warrant, in each case as provided in the Plan of Arrangement.

Section 1.9. Adjustments to Consideration. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares or Acquiror Common Stock shall have been changed into or exchanged for a different number of shares or different class of shares, in each case, by reason of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, stock dividend, or other similar transaction or event, then the Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Shares and, as applicable, the holders of IQ Warrants and Company DSU Awards, the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Plan of Arrangement shall be amended accordingly.

Section 1.10. Election Procedures; Proration. Each holder of Company Common Shares (other than Company Common Shares owned, directly or indirectly, by Acquiror and Company Common Shares with respect to which Dissent Rights in respect of the Arrangement have been properly exercised and not withdrawn) issued and outstanding immediately prior to the Election Deadline (a “Holder”) shall have the right, subject to the limitations set forth in this Article 1, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 1.10 and the Plan of Arrangement.

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 1.10 and the Plan of Arrangement (an “Election”) (i) the number of Company Common Shares owned by such Holder with respect to which such Holder desires to make a Share Election, (ii) the number of such Company Common Shares with respect to which such Holder desires to make a Cash Election and (iii) the particular shares for which the Holder desires to make either such election. Any Holder who makes an Election shall waive all Dissent Rights in connection with making such Election.

(b) Company shall prepare a letter of transmittal and election form reasonably acceptable to Acquiror (the “Letter of Transmittal and Election Form”), which shall be mailed by Company to Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline and in accordance with the Plan of Arrangement.

(c) Any Election shall have been made properly only if, as provided in the Plan of Arrangement, the Depositary shall have received, by the Election Deadline, a Letter of Transmittal and Election Form properly completed and signed and accompanied by (i) the certificates representing such Holder’s Company Common Shares, if any, to which such Letter of Transmittal and Election Form relate, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Company, and (ii) in the case of non-certificated Company Common Shares represented by book-entry shares, any additional documents specified in procedures set forth in the Letter of Transmittal and Election Form.

(d) Company shall mail or cause to be mailed or delivered, as applicable, the Letter of Transmittal and Election Form to Holders as of the record date for the Company Special Meeting not less than 20 Business Days prior to the Election Deadline. Company shall make available one or more Letter of Transmittal and Election Forms as may reasonably be requested from time to time by all Persons who become Holders during the period following the record date for the Company Special Meeting and prior to the Election Deadline.

(e) Company and Acquiror, in the exercise of their reasonable discretion, shall have the joint right to make determinations, not inconsistent with the terms of this agreement and the CBCA, governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.10(f).

(f) Notwithstanding any other provision contained in this Agreement, but subject to Section 1.1(e) and Section 1.9, the total number of Company Common Shares to be entitled to receive the Per Share Cash Amount pursuant to Section 1.1(b) shall be equal to the product (rounded up to the nearest whole share) of (i) 0.633 and (ii) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (excluding Company Common Shares owned, directly or indirectly, by Acquiror) (such product, the “Cash Consideration Number”). All other Company Common Shares shall be entitled to receive the Per Share Stock Consideration.

(g) Promptly following the Effective Time, Acquiror shall cause the Depositary to effect the allocation among Holders of rights to receive the Per Share Cash Amount and the Per Share Stock Consideration as follows:

(i) If the aggregate number of Cash Electing Shares (such number, the “Cash Election Number”) exceeds the Cash Consideration Number, then (A) all Stock Electing Shares shall be exchanged for the Per Share Stock Consideration and (B) the number of Cash Electing Shares of each Holder that shall be exchanged for the Per Share Cash Amount shall be equal to the product obtained by multiplying (x) the number of Cash Electing Shares held by such Holder by (y) a fraction, the numerator of which is the Cash Consideration Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Company Common Share, with the remaining number of such Holder’s Cash Electing Shares being exchanged for the Per Share Stock Consideration.

(ii) If the Cash Election Number is less than the Cash Consideration Number (the amount by which the Cash Consideration Number exceeds the Cash Election Number, the “Shortfall Number”), then (A) all Cash Electing Shares shall be exchanged for the Per Share Cash Amount and (B) the number of Stock Electing Shares of each Holder that shall be exchanged for the Per Share Cash Amount in respect of that number of Stock Electing Shares shall be equal to the product obtained by multiplying (x) the number of Stock Electing Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Stock Electing Shares, rounded to the nearest whole Company Common Share, with the remaining number of such Holder’s Stock Electing Shares being exchanged for the Per Share Stock Consideration.

Section 1.11. U.S. Securities Act Matters. The Parties agree that the Arrangement will be carried out with the intention that all Acquiror Issued Securities issued on completion of the Arrangement will be issued by Acquiror in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the Arrangement will be subject to the approval of the Court;

(b) the Court will be advised prior to the hearing required to approve the Arrangement that, based on the Court’s determination of the fairness of the Plan of Arrangement and approval of the Arrangement, the Parties will rely on the exemption under Section 3(a)(10) of the U.S. Securities Act with respect to the Acquiror Issued Securities;

(c) the Court will be required to satisfy itself as to the fairness of the Arrangement to the holders of securities whose rights are affected by the Arrangement (“Company’s Securities”) to be issued Acquiror Issued Securities pursuant to the Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to such holders of Company’s Securities;

(d) Company will ensure that holders of Company’s Securities entitled to receive Acquiror Issued Securities on completion of the Arrangement will be given adequate and timely notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e) the holders of Company’s Securities entitled to receive Acquiror Issued Securities will be advised that the Acquiror Issued Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Acquiror in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Acquiror);

(f) the Interim Order approving the Company Special Meeting will specify that each holder of Company’s Securities will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(g) the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issuance and exchange and distribution of securities of Acquiror to Persons who are in the United States or are U.S. Persons, pursuant to the Plan of Arrangement.”

Section 1.12. Withholding Taxes. Acquiror, Company and any other Person that makes a payment under the Plan of Arrangement or this Agreement shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable such amounts as Acquiror, Company or such other Person are required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of

Arrangement or this Agreement and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure schedules delivered by Company to Acquiror prior to the execution of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in Company Securities Reports filed or furnished by Company after September 28, 2013 and publicly available on SEDAR prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided that the exception provided for in clause (a) and this clause (b) shall be applied if, and only if, the relevance of the applicable disclosure in the Company Disclosure Letter or in any such Company Securities Report to a particular representation is reasonably apparent on the face of the text of such disclosure, Company represents and warrants to Acquiror as follows:

Section 2.1. Organization and Qualification. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company has, prior to the date hereof, made available to Acquiror complete and correct copies of the articles and by-laws or other organizational documents of Company and its Subsidiaries, including any amendments thereto, as in effect on the date hereof.

Section 2.2. Subsidiaries. Section 2.2 of the Company Disclosure Letter sets forth a correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding Equity Interests owned by Company or another Subsidiary. None of the Company’s Subsidiaries is subject to Insolvency Proceedings or is unable to pay its debts as they fall due, in “cessation des paiements,” or otherwise insolvent.

Section 2.3. Capitalization.

(a) The authorized share capital of Company consists entirely of an unlimited number of Company Common Shares. As of the date of this Agreement, 100,000,000 Company Common Shares were issued and outstanding. As of May 24, 2017, there are (i) IQ Warrants representing in the aggregate the right to acquire 3,712,000 Company Common Shares, and (ii) 6,280,712 Company DSU Awards outstanding (assuming applicable performance conditions are deemed satisfied at target levels). As of May 24, 2017, except as set forth above, no Equity Interests of Company have been issued or reserved for issuance or are outstanding. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights and registration rights, and all Company Common Shares issuable upon the exercise of IQ Warrants have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable and free of preemptive (or similar) rights and registration rights. No Company Common Shares have been issued in violation of any preemptive (or similar) rights or any applicable Law.

(b) All issued and outstanding Equity Interests of each Company’s Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Company or a wholly owned Subsidiary of Company free and clear of any Share Encumbrances. Except for Company’s Subsidiaries, Company does not directly or indirectly own any Equity Interest in, or any security convertible into or exchangeable or exercisable for any Equity Interest in, any other Person. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person (other than Company or its Subsidiaries), including any joint venture or similar entity.

(c) Except for the Company Share-Based Instruments, there are no options, warrants (including “bons de souscription d’actions”), rights (including actions gratuites), convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Company or any of its Subsidiaries, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract, or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Company or any of its Subsidiaries.

(d) There are no Share Encumbrances to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Company or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Company from, or the casting of votes by, its shareholders with respect to the Arrangement) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board or a director of the board of directors or similar supervisory body of any Subsidiary of Company. There are no programs in place or outstanding obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Company or any of its Subsidiaries or (ii) to vote or to dispose of any Equity Interest of any of Company’s Subsidiaries.

(e) Section 2.3(e) of the Company Disclosure Letter sets forth a true and complete list, as of May 24, 2017, of (i) each Company DSU Award, (ii) the name of the Company DSU Award holder, (iii) the date on which the Company DSU Award was granted, and (iv) the Company Share-Based Plan under which the Company DSU Award was granted.

Section 2.4. Authorization. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Company Requisite Shareholder Vote and approval by the Court of the Interim Order and the Final Order. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of the Arrangement Resolution by the Company Requisite Shareholder Vote. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.5. No Violation.

(a) The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Company or any of its Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the articles of continuation, by-laws or other charter documents of Company or any of its Subsidiaries, or (iii) any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization, waiver, exemption, “concession” or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Company or any of its Subsidiaries, except, in the case of this subclause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The execution and delivery by Company of this Agreement do not, and the performance by Company of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Company or any of its Subsidiaries or any Lien upon any of the material properties or assets of Company or any of its Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

(b) Except (i) for filings as required by applicable requirements of the U.S. Securities Laws, Canadian Securities Laws and the Regulatory Laws (other than French Laws relating to foreign investments in France), (ii) for the filing and recordation of appropriate documents as required by the CBCA or applicable Canadian Securities Laws, and (iii) for filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or prevent or materially delay the consummation of the transactions contemplated hereby, neither Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) To the knowledge of Company, there are no pending, proposed or threatened changes in any Laws that would reasonably be expected to prevent, materially impede or materially delay the receipt of the consents referred to in Section 5.2(f) and Section 5.2(g).

Section 2.6. Reporting Status and Securities Laws Matters; Financial Statements; No Undisclosed Liabilities.

(a) Company is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces and territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of Company and, to the knowledge of Company, no inquiry or investigation of any Canadian Securities Authority or the TSX is in effect or ongoing or, to the knowledge of Company, expected to be implemented or undertaken. The Company Common Shares are listed and posted for trading on the TSX, and are not listed on any market other than TSX, and Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX. Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has Company received notification from the Autorité des marches financiers or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Company’s reporting issuer status.

(b) The Company Common Shares are not listed under Section 12 of the Exchange Act, nor is Company subject to any reporting obligation (whether active or suspended) pursuant to Section 15(d) of the Exchange Act. Company is not subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act. Company is not organized under the laws of the United States or any state thereof.

(c) Since September 28, 2013, Company has timely filed copies of all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it in accordance with applicable Canadian Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) with the Canadian Securities Authorities (collectively, the “Company Securities Reports”) and the TSX. None of the Company Securities Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company Securities Reports, as of their respective dates (or, as of the date of any amendment to the respective Company Securities Report), complied in all material respects with the applicable requirements of the Canadian Securities Laws and any amendments to the Company Securities Reports required to be made have been filed on a timely basis with the Canadian Securities Authorities or the TSX. No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the Canadian Securities Authorities or the TSX. Company has not filed any confidential material change report with the Canadian Securities Authorities or the TSX that remains confidential as of the date hereof.

(d) There are no outstanding or unresolved comments in any comment letters of the Canadian Securities Authorities received by Company relating to the Company Securities Reports. None of the Company Securities Reports is, to the knowledge of Company, the subject of ongoing audit, review, comment or investigation by any Canadian Securities Authorities or the TSX.

(e) Each of the financial statements of Company included in the Company Securities Reports, as of their respective dates (and as of the date of any amendment to the respective Company Securities Report), (i) have been prepared in accordance with IFRS (except, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein (except as may be indicated in the notes thereto).

(f) Neither Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, determined, determinable or otherwise), except liabilities and obligations (i) as and to the extent reflected or reserved on the Company Recent Balance Sheet, (ii) incurred after the date of the Company Recent Balance Sheet in the ordinary course of business consistent with past practice, (iii) arising as a result of the execution of this Agreement, (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company or (v) that have been discharged or paid in full.

(g) Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) as required by the Canadian Securities Laws. Company’s disclosure controls and procedures are effective to provide reasonable assurance that all material information required to be disclosed by Company in its annual filings, interim filings or other reports filed or submitted under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified by Canadian Securities Laws, and that all such material information is accumulated and communicated to the management of Company as appropriate to allow timely decisions regarding required disclosure. Company’s internal control over financial reporting (as such terms are defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (i) fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Company and its Subsidiaries are being made only with authorizations of management and directors of

Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company or its Subsidiaries that could have a material effect on its financial statements. The management of Company has completed its assessment of the effectiveness of Company’s internal control over financial reporting for the year ended September 24, 2016, and such assessment concluded that such controls were effective. To the knowledge of Company, as of the date of this Agreement, (i) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting (as defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

(h) Neither Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any off-balance sheet arrangements where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s financial statements or other Company Securities Reports.

Section 2.7. Tax Matters.

(a) All material Taxes of Company and its Subsidiaries that are due and payable have been paid or are being contested in good faith through appropriate proceedings and adequate accruals, reserves or provisions have been made in the Company Recent Balance Sheet. Since the date of the Company Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any material Taxes, other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company or such Subsidiary.

(b) Each of Company and its Subsidiaries has timely filed all material Tax Returns required to be filed (either separately or as part of a consolidated group), and all such Tax Returns were and are correct and complete in all material respects. Company has made available to Acquiror true and complete copies of corporate income Tax Returns filed by Company and its Subsidiaries for Tax periods ending on or after December 31, 2012.

(c) Each of Company and its Subsidiaries has duly withheld, collected and timely paid all material Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(d) No claim has been made by any taxing authority in writing since December 31, 2012 in a jurisdiction where Company or any of its Subsidiaries does not file Tax

Returns that such entity is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. There are no outstanding waivers or comparable consents that have been given by Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns, other than in the ordinary course of business consistent with past practice. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes, other than Permitted Liens.

(e) Neither Company nor any of its Subsidiaries has received in writing from any Tax authority with respect to Tax periods ending on or after December 31, 2012: (i) any notice of underpayment of a material amount of Taxes or other material deficiency, or notice of material proposed adjustment; (ii) any request for information relating to material Taxes; or (iii) any notice indicating an intent to commence a material audit.

(f) Neither Company nor any of its Subsidiaries has requested or received a material Tax ruling, private letter ruling, technical advice memorandum, advance pricing agreement, competent authority relief or similar agreement, in each case issued by a Governmental Entity, or has entered into a “closing agreement” within the meaning of Section 7121 of the Code, or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a material Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. Neither Company nor any of its Subsidiaries has entered into any gain recognition agreement under Section 367 of the Code that remains outstanding or effective.

(g) On or prior to the Effective Date, any material payment by any of Company or its Subsidiaries to any Affiliate has been made on an arm’s length basis and documented in accordance with applicable Laws.

(h) Company is not and has never been a “United States person” within the meaning of Section 7701(a)(30) of the Code. At no time has any Subsidiary of Company been a member of an affiliated group of corporations that filed a consolidated U.S. federal income tax return, other than a group of which it is currently a member. Neither Company nor any of its Subsidiaries has any liability for the Taxes of any person other than Company and its Subsidiaries, whether such liability arises under Treas. Reg. § 1.1502-6 or under any comparable provision of state, local, or foreign law, or as a transferee or successor, by contract or otherwise.

(i) Neither Company nor any of its Subsidiaries is participating or has participated in a reportable transaction within the meaning of Treas. Reg. § 1.6011-4 or Section 6707A(c) of the Code.

(j) Since December 31, 2012, neither Company nor any of its Subsidiaries has (i) been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction that was purported to be governed in whole or in part by Section 355 of the Code, or (ii) participated in an international boycott within the meaning of Section 999 of the Code.

(k) Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Effective Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) installment sale or “open transaction” disposition made on or prior to the Effective Date, except to the extent that an equivalent reserve was or will be recorded for accounting purposes; (iii) prepaid amount received on or prior to the Effective Date; except to the extent that an equivalent reserve was recorded for accounting purposes; or (iv) election under Section 108(i) of the Code.

(l) Company has not made any election under Section 897(i) of the Code.

(m) Neither Company nor its Subsidiaries has breached any representation, condition or undertaking made, stipulated or given by it to obtain or to maintain any material Tax holiday.

(n) None of the Company or its Subsidiaries benefits from any material favorable Tax treatment depending on undertakings of any of the Company or its Subsidiaries which will continue to bind the Person concerned after the Effective Date. No Tax holiday granted to any of Company or its Subsidiaries is likely to be revoked, terminated, withdrawn, suspended, canceled or modified, or to give any Person the right to require any repayment of, or claim for any damages in connection with, any Tax holiday under the terms and conditions thereof.

Section 2.8. Absence of Certain Changes. From the date of September 24, 2016 through the date of this Agreement, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company and (c) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Acquiror under clauses (v), (vii), (x) or, with respect to the foregoing clauses, (xxii) of Section 4.1(b), in each case if such action was taken after the date of this Agreement.

Section 2.9. Litigation; Orders. There is no claim, action, suit, arbitration, litigation, dispute, mediation, proceeding, audit, investigation, hearing or inquiry, whether civil, criminal or administrative, at law or in equity, before or by any Governmental Entity or arbitrator (“Legal Proceeding”) pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or affecting any of their respective businesses or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company or prevent or materially delay the consummation of the transactions contemplated hereby. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 2.10. Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (a) Company and its Subsidiaries hold all licenses, permits, approvals, authorizations, certificates of authorization, decrees, waivers, registrations, filings, exemptions, notices, consents or similar authorizations (including those granted pursuant to a European or national tender procedure) to or from any Governmental Entities that are required for the operation of their respective businesses as currently conducted (collectively, the “Company Permits”), and (b) each of such Company Permits is valid and in full force and effect. No suspension or cancellation of, or refusal to issue or to renew, any of the Company Permits is pending or, to the knowledge of Company, threatened, and no basis exists for any of the foregoing, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and its Subsidiaries have timely filed applications for all material Company Permits required for the operation of their respective businesses and there are no applications which are awaiting determination in this respect. Company and its Subsidiaries are, and since September 28, 2013, have been, in compliance with the terms of the Company Permits in all material respects.

Section 2.11. Compliance with Laws. Company and its Subsidiaries, and their respective assets and operations, are and since September 28, 2013, have been, in compliance with all Laws and Orders, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or prevent or materially delay the consummation of the transactions contemplated hereby. Since September 28, 2013, and except as has been fully resolved or settled prior to the date hereof, Company and its Subsidiaries have not received any written notice from a Governmental Entity alleging that Company or any of its Subsidiaries is not in compliance in any material respect with any Law or Order.

Section 2.12. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (i) no written notice, Order, claim, complaint, action, investigation, inquiry or penalty relating to Environmental Law has been received by Company or any of its Subsidiaries with respect to any alleged violation by or alleged liability of Company or any of its Subsidiaries under any Environmental Laws or with respect to any presence of contaminants in connection with Company Owned Real Properties, Company Leased Real Properties or properties formerly occupied by Company or any of its Subsidiaries, and to the knowledge of Company, there is none threatened; (ii) Company and its Subsidiaries have all valid permits, consents and waivers necessary for their respective businesses to comply with all Environmental Laws, and the businesses of Company and its Subsidiaries are, and since September 28, 2013 have been, in compliance with all Environmental Laws; (iii) there are no contaminants on the real property (soil, subsoil, groundwater) formerly or currently owned, leased operated or occupied by Company or any of its Subsidiaries and no ongoing remediation or monitoring measures of any kind are carried out on such sites or planned to be carried out; and (iv) neither Company nor any of its Subsidiaries is subject to any obligation or liability relating to the Environment or public or occupational health and safety matters arising out of any Environmental Law or any Contract to which Company or any of its Subsidiaries is a party.

Section 2.13. First Nations.

(a) Neither Company nor any of its Subsidiaries has received notice that their respective businesses, operations, permits or assets are subject to any, and to the knowledge of Company, there are no, material current or pending unresolved First Nations’ Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b) Neither Company nor any of its Subsidiaries has entered into any written Contract with any First Nations.

Section 2.14. Employee Benefits.

(a) Section 2.14(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. Company has made available to Acquiror true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on file and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current Internal Revenue Service opinion or favorable determination letter and any correspondence from any Governmental Entity relating to the registration of any Canadian Company Benefit Plan, (E) the most recent summary plan description, if any, required under applicable Laws with respect to such Company Benefit Plan, and (F) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code. All material contributions or other amounts payable by Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with applicable accounting standards.

(c) Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the knowledge of Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d) There are no actions, suits, audits or investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the knowledge of Company, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no event has occurred and there has been no failure to act that would reasonably be expected to subject Company or its Subsidiaries or the fund of any Company Benefit Plan to the imposition of any Tax, penalty or other disability with respect to any Company Benefit Plans, whether by way of indemnity or otherwise.

(e) With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code or Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no such Company Benefit Plan is in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested) on a projected benefit obligation basis; (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their respective ERISA Affiliates; and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(f) Neither Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There are no obligations in respect of any Canadian Company Benefit Plan that is a multi-employer pension plan or a multi-employer benefit plan, except contribution obligations as are set out in collective agreements made available to Acquiror.

(g) No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or as disclosed in Section 2.14(g) of the Company Disclosure Letter.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Company or any of its Subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries; or (v) limit or restrict the right of Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.

(i) Neither Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(j) Except as permitted by the Canadian Company Benefit Plans, their applicable funding agreements and applicable Laws, there has been no withdrawal of assets or any other amounts from any of the Canadian Company Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Canadian Company Benefit Plans. All employer contribution holidays have been permitted by the terms of the Canadian Company Benefit Plans and have been in accordance with applicable Laws. Where a Canadian Company Benefit Plan has been partially wound up, any surplus assets existing as of the date of the partial wind up has been dealt with in accordance with applicable Laws. Where Canadian Company Benefit Plans have been merged, the merger has been dealt with in accordance with applicable Laws.

Section 2.15. Labor and Employee Matters.

(a) Section 2.15(a) of the Company Disclosure Letter sets forth a true and complete list of each labor agreement, collective bargaining agreement, work rule or letter of agreement (collectively, a “Collective Bargaining Agreement”) with any labor union, labor organization, works council, employee association, group of employees, employee or independent contractor to which Company or any of its Subsidiaries is bound. Complete and accurate copies of each material Collective Bargaining Agreement have been made available to Acquiror.

(b) (i) Company is not subject to any application for certification or, to the knowledge of Company, threatened or apparent union-organizing campaigns for employees not covered under a Collective Bargaining Agreement; (ii) there are no current or, to the knowledge of Company, threatened strikes, slowdowns, stoppages, walkouts, lockouts or other labour-related disputes pending against Company or any of its Subsidiaries; (iii) there are no complaints of unfair labour practice, charges, grievances, arbitration proceedings or appeals of such matters (other than routine individual grievances), that, if adversely determined, individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole; (iv) there are no successor or related employer applications; and (v) there are no employee associations, voluntary recognized or certified unions authorized to represent any of the employees of Company or its Subsidiaries.

(c) Except as would not result in a material liability to Company, Company and its Subsidiaries are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, vacation, overtime, labor relations, collective bargaining, unfair labor practices, human rights, privacy, immigration and pay equity.

Section 2.16. Intellectual Property.

(a) Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries have good title to, or with respect to items not owned by Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized in the conduct of their respective businesses (collectively, the “Company Intellectual Property”). Section 2.16(a) of the Company Disclosure Letter sets forth a list of the material trademarks, trade names and service marks owned by Company and its Subsidiaries. To conduct the businesses of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or license. To the knowledge of Company, there is no infringement or misappropriation by others of Intellectual Property Rights owned or used by Company or any of its Subsidiaries in a manner that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, the conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others in manner that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby, including the Arrangement, will not impair any rights of Company or any of its Subsidiaries in, to or under any Company Intellectual Property.

(b) Except as would not be material to Company and its Subsidiaries, taken as a whole, no claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened in writing by any Person (i) to the effect that the manufacture, performance, sale or use of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

Section 2.17. Certain Contracts.

(a) Section 2.17 of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date of this Agreement. Company has delivered to Acquiror copies of each Material Contract, except to the extent any such Contract is publicly available on SEDAR. For purposes of this Agreement, “Material Contract” shall mean each Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that, except for such agreements entered into solely among Company and its Subsidiaries or among Company’s Subsidiaries:

(i) involves or would reasonably be expected to involve aggregate payments by or to Company and its Subsidiaries in excess of C$2,000,000 over the remaining term of the Contract, except for (A) sales orders and purchase orders for products and raw materials under existing master purchase agreements to operate the business of Company and its Subsidiaries entered into in the ordinary course of business consistent with past practice, (B) Contracts for capital expenditures permitted by Section 4.1(b)(viii), and (C) any Contract which is terminable on 90 days or less notice without payment or continuing obligation;

(ii) is a material contract required to be filed pursuant to National Instrument 51-102 – Continuous Disclosure Obligations (the Disclosure Instrument);

(iii) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements;

(iv) (A) imposes any restriction on the right or ability of Company or any of its Subsidiaries to compete with any other person, engage in any line of business, compete in any line of business or geographic location with any person or (B) contains an exclusivity or “most favored nation” clause or otherwise purports to restrict any of the businesses of Company or any of its Subsidiaries in a material manner;

(v) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or any of its Subsidiaries or commitments for the borrowing or the lending by Company or any of its Subsidiaries with an outstanding payable amount or available commitment, as applicable, in excess of C$2,000,000;

(vi) provides for reserve production capacity or a call or option in production;

(vii) provides for the guarantee of obligations of any Person other than Company and its Subsidiaries (other than ordinary course endorsements for collection) in excess of C$2,000,000;

(viii) is a Contract with respect to Intellectual Property Rights (other than the license of commercially available software) that is material to Company and its Subsidiaries, taken as a whole;

(ix) requires Company or any of its Subsidiaries to make any advance, extension of credit or capital contribution to, or other investment in, any Person, other than Contracts providing for short-term extensions of credit to customers in the ordinary course of business consistent with past practice;

(x) has been entered into the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the purchase or acquisition of a business or operating assets by Company or any of its Subsidiaries in excess of C$1,500,000;

(xi) has been entered into the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the sale, transfer or other disposition of a business or operating assets or real or personal property by Company or any of its Subsidiaries in excess of C$1,000,000;

(xii) contains a “change of control” provision to which Company or any of its Subsidiaries is a party or is subject and that is material to any of the businesses of Company or its Subsidiaries;

(xiii) is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or derivative Contract;

(xiv) relates to Tenures;

(xv) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations;

(xvi) is a Contract to which any First Nations is party; or

(xvii) is a Contract that if terminated or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Company.

(b) Each Material Contract is valid and binding on Company and its Subsidiaries and, to the knowledge of Company, each other party thereto, and in full force and effect. Neither Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of Company, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. Company has not received any written or, to the knowledge of Company, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify such Contract, or otherwise terminate its relationship with Company, and, to the knowledge of Company, no such action has been threatened.

Section 2.18. Properties and Assets.

(a) Except as would not be material to Company and its Subsidiaries, taken as a whole, either Company or a Subsidiary of Company has good, marketable and valid title to each real property set forth on Section 2.18(a) of the Company Disclosure Letter (such owned property collectively, the “Company Owned Real Property”), free and clear of all Liens other than Permitted Liens and free of any material infractions with all applicable Laws, including those relating to zoning and building matters, and is the sole legal and beneficial owner thereof. The assets necessary for the conduct of the businesses as presently conducted and as proposed to be conducted are in reasonably good and serviceable operating condition and repair, ordinary wear and tear excepted, have been well maintained, and conform in all material respects with all applicable Laws. There are no pending or, to the Company’s knowledge, contemplated or threatened condemnation, expropriation, rescission, cancellation requisition action (“action en rescision, résolution, réquisition”) or similar proceedings or actions with respect to all or any portion of the Company Owned Real Property. For purposes of this Agreement, any reference to “real property” shall mean and include “immoveable property” and any reference to “personal property” shall mean and include “moveable property.”

(b) Except as would not be material to Company and its Subsidiaries, taken as a whole, either Company or a Subsidiary of Company has a good, marketable and valid leasehold interest in each lease, sublease and other agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy the real property set forth on Section 2.18(b) of the Company Disclosure Letter (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Neither Company nor any of its Subsidiaries is in material breach or default under any Company Real Property Lease, nor does Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of Company, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto.

(c) Except (i) as would not be material to Company and its Subsidiaries, taken as a whole, and (ii) for arrangements solely among Company and its Subsidiaries or among Company’s Subsidiaries, there are no leases, subleases, licenses, rights or other agreements affecting the Company Owned Real Property or the Company Leased Real Property. Neither Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy any portion of a Company Owned Real Property or Company Leased Real Property. There are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein.

(d) The Company Owned Real Property and the Company Leased Real Property have been used and operated in all material respects in compliance with applicable Laws (including town planning documents and the provisions of articles L. 631-7 et seq. of the French Building and Housing Code).

Section 2.19. Tenures.

(a) Each of the Tenures is now recorded in the records of the appropriate Governmental Entity in the name of Company or one of its Subsidiaries and no material rentals, stumpage, royalty or scale accounts and other Taxes, assessments or costs arising under the Tenures are overdue or in dispute with any Governmental Entity;

(b) Company is in compliance, commensurate with good forest industry practice prevailing in the forest regions in which Company operates as at the date hereof, with all covenants, agreements and obligations including silviculture obligations on its part to be observed or performed under the provisions of each of the Tenures and the licenses, authorizations, permits, plans, contracts and other agreements relating thereto and applicable Laws, other than such non-compliance that individually or in the aggregate, would not be material to Company and its Subsidiaries, taken as a whole;

(c) Company is not in breach of, or has received any notice of breach of, the Tenures, any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Tenures, other than breaches which individually or in the aggregate, would not be material to Company and its Subsidiaries, taken as a whole, have been remedied by Company or in respect of which the notice has been abandoned by the Person having authority to do so;

(d) Company has all material licenses, permits, orders, authorities and other authorizations necessary to provide access in and out of the Tenures in accordance with their terms; and

(e) Company has not received written notice from any Governmental Entity with respect to any matter that would have the effect of reducing, impairing, suspending or terminating in a material manner any Tenures or any rights or privileges attached thereto after the date hereof.

(f) To the knowledge of Company, there are no pending, proposed or threatened changes in any Laws that would reasonably be expected to prevent, materially impede or materially delay the consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government.

Section 2.20. Anti-Corruption. Except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, since September 28, 2013, (a) Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Laws, including (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the Corruption of Foreign Public Officials Act (United States), as amended, (iii) the Corruption of Foreign Public Officials Act (Canada), as amended, (iv) the Criminal Code (Canada), as amended, and (v) the anti-corruption provisions of the Criminal Code (France), as amended, and decrees implementing anti-corruption Laws applicable in France and (b) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee or agent of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment, loan or benefit of any kind to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) made any unlawful payments or gifts to any governmental officials out of funds of Company or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Company or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, to obtain favorable treatment in securing business for Company or any of its Subsidiaries, to obtain special concessions for Company or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries. To the knowledge of Company, none of Company, any of its Subsidiaries or any director, officer, employee or agent of Company or any of its Subsidiaries is an official or employee of any government or Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, since September 28, 2013, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee or agent of Company or any of its Subsidiaries has, directly or indirectly, violated or operated in noncompliance with any applicable export restrictions, applicable anti-boycott regulations or applicable embargo regulations (including any trade, economic or financial sanctions law or regulations).

Section 2.21. Insurance. All insurance policies maintained by Company or any of its Subsidiaries (collectively, the “Company Insurance Policies”) as of the date hereof have been made available to the Acquiror. Each Company Insurance Policy is in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies engaged in similar businesses and subject to the same or similar perils or hazards. Neither Company nor any of its Subsidiaries has received written notice of default under any of the Company Insurance Policies or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or rejection of any claim with respect to any such policy.

Section 2.22. Company Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held has duly (a) determined that this Agreement and the Arrangement are fair to and in the best interests of Company and its shareholders, (b) approved this Agreement, the Arrangement and the other transactions contemplated hereby and (c) recommended that the shareholders of Company approve the Arrangement Resolution and directed that such matters be submitted to a vote by Company’s shareholders at the Company Special Meeting. The only vote of the shareholders or the securityholders of Company required to approve the transactions contemplated hereby is the Company Requisite Shareholder Vote.

Section 2.23. Opinions of Financial Advisors. Company has received the opinions of Scotia Capital Inc. (“Scotiabank”) and National Bank Financial Inc. (“National Bank”) dated as of the date of this Agreement, each to the effect that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinions, the Consideration pursuant to the Arrangement is fair, from a financial point of view, to the holders of Company Common Shares.

Section 2.24. Interested Party Transactions. Other than as disclosed in the Company Securities Reports and employment or compensation agreements entered into in the ordinary course of business, no director, officer or employee of Company or any of its Subsidiaries, or holder of record or beneficial owner of 10% or more of the Company Common Shares, or associate or affiliate of any such officer, director, employee or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Company or any of its Subsidiaries.

Section 2.25. No Brokers or Finders. With the exception of the engagements of Scotiabank and National Bank by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 2.26. Investment Canada Act. Neither Company nor its Subsidiaries are a cultural business within the meaning of the Investment Canada Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except (a) as set forth in the disclosure schedules delivered by Acquiror to Company prior to the execution of this Agreement (the “Acquiror Disclosure Letter”), or (b) as disclosed in Acquiror SEC Reports filed or furnished by Acquiror after January 1, 2014, and publicly available on EDGAR prior to the date of this Agreement but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided that the exception provided for in clause (a) and this clause (b) shall be applied if, and only if, the relevance of the applicable disclosure in the Acquiror Disclosure Letter or in any such Acquiror SEC Report to a particular representation is reasonably apparent on the face of the text of such disclosure, Acquiror represents and warrants to Company as follows:

Section 3.1. Organization and Qualification. Each of Acquiror and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of Acquiror and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation (or other applicable entity), and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has, prior to the date hereof, made available to Company complete and correct copies of the certificate of incorporation and bylaws and other charter documents of Acquiror, including any amendments thereto, as presently in effect.

Section 3.2. Capitalization.

(a) The authorized capital stock of Acquiror consists entirely of 140,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock of Acquiror, par value of U.S.$0.01 per share (the “Acquiror Preferred Stock”). As of May 23, 2017, (i) 43,277,302 shares of Acquiror Common Stock were issued and outstanding (including 911,303 restricted shares of Acquiror Common Stock (“Acquiror Restricted Stock Awards”)), (ii) 1,725,000 shares of Acquiror Preferred Stock have been designated Series A Preferred Stock, all of which were issued and outstanding, (iii) 379,485 shares of Acquiror Common Stock subject to outstanding options to purchase Acquiror Common Stock (“Acquiror Stock Options”) granted under Acquiror’s equity incentive plans, and (iv) 1,081,165 shares of Acquiror Common Stock subject to outstanding performance share units (“Acquiror Performance Share Awards”) granted under Acquiror’s equity incentive plans (assuming applicable performance conditions are satisfied at target levels). As of May 24, 2017, except as set forth above, no Equity Interests of Acquiror have been issued or reserved for issuance or are outstanding. All issued and outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and registration rights. No Acquiror Common Stock has been issued in violation of any preemptive (or similar) rights. All Equity Interests of Acquiror have been issued in material compliance with applicable Law.

(b) All issued and outstanding Equity Interests of each Acquiror Subsidiary are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive (or similar) rights and registration rights and (iii) are owned by Acquiror or a wholly owned Subsidiary of Acquiror free and clear of any Share Encumbrances. Except for Acquiror’s Subsidiaries, Acquiror does not directly or indirectly own any Equity Interest in, or any security convertible into or exchangeable or exercisable for any Equity Interest in, any other Person. Neither Acquiror nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of, any Person (other than Acquiror’s Subsidiaries), including any joint venture or similar entity.

(c) Except for the Acquiror Restricted Stock Awards, Acquiror Stock Options, Acquiror Performance Share Awards and Acquiror Series A Preferred Stock, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock, stock-based performance units or Contracts of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interest of, Acquiror or any of its Subsidiaries, (ii) obligating Acquiror or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit or Contract or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of Acquiror or any of its Subsidiaries.

(d) Other than the rights of holders of Acquiror Series A Preferred Stock pursuant to the terms thereof, there are no Share Encumbrances to which Acquiror or any of its Subsidiaries is a party or by which Acquiror or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Acquiror or any of its Subsidiaries (including any such Contracts that may limit in any way the solicitation of proxies by or on behalf of Acquiror from, or the casting of votes by, its shareholders with respect to the Share Issuance) or granting to any Person the right to elect, or to designate or nominate for election, a director to the Acquiror Board or a director of the board of directors or similar supervisory body of any Subsidiary of Acquiror. There are no programs in place or outstanding obligations of Acquiror or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Equity Interests of Acquiror or any of its Subsidiaries, or (ii) to vote or to dispose of any Equity Interest of any of Acquiror’s Subsidiaries.

Section 3.3. Authorization. Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror, and no other corporate proceedings on the part of Acquiror or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4. No Violation.

(a) The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of Acquiror or any of its Subsidiaries pursuant to (i) any Law or Order, (ii) any provision of the certificate of incorporation, by-laws or other charter documents of Acquiror or any of its Subsidiaries or (iii) any Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or of any license, permit, approval, authorization, waiver, exemption or consent of any Governmental Entity held by, or affecting, or relating in any way to, the properties, assets or business of, Acquiror or any of its Subsidiaries, except, in the case of this subclause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. The execution and delivery by Acquiror of this Agreement do not, and the performance by Acquiror of this Agreement will not, result in the creation of any Share Encumbrance upon any Equity Interests of Acquiror or any of its Subsidiaries or any Lien upon any of the material properties or assets of Acquiror or any of its Subsidiaries (excluding, in the case of Liens on any of material properties or assets, any Permitted Liens).

(b) Except for (i) filings as required by applicable requirements of the U.S. Securities Laws, Canadian Securities Laws and the Regulatory Laws (other than French Laws relating to foreign investments in France), (ii) the filing and recordation of appropriate documents as required by the CBCA and (iii) filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or prevent or materially delay the consummation of the transactions contemplated hereby, none of Acquiror or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Acquiror or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5. Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a) Acquiror has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, required to be filed by it with the SEC (the “Acquiror SEC Reports”) and the NYSE since June 13, 2014. None of the Acquiror SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Acquiror SEC Reports, as of their respective dates (or, as of the date of any amendment to the respective Acquiror SEC Report), complied, as to form, in all material respects with the applicable requirements of the U.S. Securities Laws and the applicable rules and regulations promulgated thereunder. No Subsidiary of Acquiror is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority and self-regulatory organization, including the SEC.

(b) There are no outstanding or unresolved comments in any comment letters of the SEC received by Acquiror or its Subsidiaries relating to the Acquiror SEC Reports. None of the Acquiror SEC Reports is, to the knowledge of Acquiror, the subject of ongoing SEC review.

(c) Each of the financial statements of Acquiror included in the Acquiror SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Acquiror SEC Report), (i) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the applicable U.S. Securities Laws with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Acquiror and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein.

(d) Neither Acquiror nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, determined, determinable, or otherwise), except liabilities and obligations (i) as and to the extent reflected or reserved on the Acquiror Recent Balance Sheet, (ii) incurred after the date of the Acquiror Recent Balance Sheet in the ordinary course of business consistent with past practice, (iii) arising as a result of the execution of this Agreement, (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, or (v) that have been discharged or paid in full.

(e) Acquiror has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Acquiror’s disclosure controls and procedures are effective to provide reasonable assurance that all material information required to be disclosed by Acquiror in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Acquiror as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act (the “Sarbanes-Oxley Act”). Acquiror’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) fairly reflect the transactions and dispositions of the assets of Acquiror and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Acquiror and its Subsidiaries are being made only with authorizations of management and directors of Acquiror and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Acquiror or its Subsidiaries that could have a material effect on its financial statements. The management of Acquiror has completed its assessment of the effectiveness of Acquiror’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. To the knowledge of Acquiror, as of the date of this Agreement, (i) there are no material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting. As of the date of this Agreement, no executive officer of Acquiror has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(f) Neither Acquiror nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquiror or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror or any of its Subsidiaries in Acquiror’s financial statements or other Acquiror SEC Reports.

Section 3.6. Security Ownership. Acquiror does not beneficially own any securities of Company.

Section 3.7. Absence of Certain Changes. From the date of December 31, 2016 through the date of this Agreement, (a) Acquiror and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.8. Litigation; Orders. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or affecting any of their respective businesses or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror. None of Acquiror, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

Section 3.9. Compliance with Laws. Acquiror and its Subsidiaries, and their respective assets and operations, are and since June 13, 2014, have been, in compliance with all Laws and Orders, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror or prevent or materially delay the consummation of the transactions contemplated hereby. Since June 13, 2014, Acquiror and its Subsidiaries have not received any written notice from a Governmental Entity alleging that the Acquiror or any of its Subsidiaries is not in compliance in any material respect with any Law or Order.

Section 3.10. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, (i) no written notice, Order, claim, complaint, action, investigation, inquiry or penalty relating to Environmental Law has been received by Acquiror or any of its Subsidiaries with respect to any alleged violation by or alleged liability of the Acquiror or any of its Subsidiaries under any Environmental Laws or with respect to any presence of contaminants in connection with any of the real property formerly or currently owned, leased or occupied by Acquiror or any of its Subsidiaries, and to the knowledge of Acquiror, there is none threatened; (ii) Acquiror and its Subsidiaries have all valid permits, consents and waivers necessary for their respective businesses to comply with all Environmental Laws, and the businesses of Acquiror and its Subsidiaries are, and since June 13, 2014 have been, in compliance with all Environmental Laws; (iii) there are no contaminants on the real property (soil, subsoil, groundwater) formerly or currently owned, leased or occupied by Acquiror or any of its Subsidiaries and no ongoing remediation or monitoring measures of any kind are carried out on such sites or planned to be carried out; and (iv) neither Acquiror nor any of its Subsidiaries is subject to any obligation or liability relating to the Environment or public or occupational health and safety matters arising out of any Environmental Law or any Contract to which Acquiror or any of its Subsidiaries is a party.

Section 3.11. Anti-Corruption. Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, since June 13, 2014, (a) Acquiror and its Subsidiaries have been and are in compliance with all applicable anti-corruption Laws, including (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the Corruption of Foreign Public Officials Act (United States), as amended, (iii) the Corruption of Foreign Public Officials Act (Canada), as amended, (iv) the Criminal Code (Canada), as amended, and (v) the anti-corruption provisions of the Criminal Code (France), as amended, and decrees implementing anti-corruption Laws applicable in France and (b) neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee or agent of Acquiror or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Acquiror or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment, loan or benefit of any kind to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Acquiror or any of its Subsidiaries, (iii) made any unlawful payments or gifts to any governmental officials out of funds of Acquiror or any of its Subsidiaries (but excluding payments to governmental agencies in amounts legally due and owing by Acquiror or any of its Subsidiaries), (iv) established or maintained any unlawful fund of monies or other assets of Acquiror or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of

Acquiror or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, to obtain favorable treatment in securing business for Acquiror or any of its Subsidiaries, to obtain special concessions for Acquiror or any of its Subsidiaries or to pay for favorable treatment for business secured or to pay for special concessions already obtained for Acquiror or any of its Subsidiaries. To the knowledge of Acquiror, none of Acquiror, any of its Subsidiaries or any director, officer, employee or agent of Acquiror or any of its Subsidiaries is an official or employee of any government or Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, since June 13, 2014, neither Acquiror nor any of its Subsidiaries nor, to the knowledge of Acquiror, any director, officer, employee or agent of Acquiror or any of its Subsidiaries has, directly or indirectly, violated or operated in noncompliance with any applicable export restrictions, applicable anti-boycott regulations or applicable embargo regulations (including any trade, economic or financial sanctions law or regulations).

Section 3.12. Acquiror Board Approval. The Acquiror Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (a) determined that this Agreement and the Share Issuance are fair to and in the best interests of Acquiror and its shareholders and (b) approved this Agreement and the transactions contemplated hereby. No vote of the shareholders or the securityholders of Acquiror is required to approve the Share Issuance.

Section 3.13. No Brokers or Finders. None of Acquiror and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 3.14. Financing. Concurrently with the execution of this Agreement, Acquiror has delivered to Company true, correct and complete copies of an executed debt commitment letter dated as of the date hereof and a corresponding fee letter dated as of the date hereof (with only the fee amounts, interest rates, pricing caps and other economic “flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Financing (as defined below) or impose any additional obligations on the Company)) from the financial institutions identified therein (together with all exhibits, annexes and schedules thereto, collectively, the “Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing to Acquiror or its Subsidiaries in the amounts set forth therein (the “Financing”). As of the date hereof, the Commitment Letter has not been amended or modified and the commitments contained in such Commitment Letter have not been withdrawn, terminated or rescinded in any respect. Acquiror has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Commitment Letter that are payable prior to the date hereof. Assuming the Financing is funded in accordance with the Commitment Letter, the net proceeds committed to be delivered pursuant to the Commitment Letter, together with Acquiror’s and its Subsidiaries’ available and committed credit facilities and cash on hand, will provide all the funds necessary for Acquiror to, on and as of the Effective Date, consummate the Arrangement and the other transactions contemplated by this Agreement, including to (a) pay the cash consideration payable pursuant to Sections 1.1(b), 1.1(c) and 1.1(d), (b) repay any outstanding indebtedness of Company contemplated by this Agreement or the Commitment Letter to be repaid or refinanced on the

Effective Date and (c) pay any fees and expenses of or payable by Acquiror in connection with the transactions contemplated by this Agreement, including the Financing. As of the date hereof, assuming due authorization, execution and delivery by the parties thereto (other than Acquiror), the Commitment Letter is a valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each of the other parties thereto and is in full force and effect, in each case, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, preference, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). As of the date hereof, (x) there is no default or breach under the Commitment Letter by Acquiror or any of its Subsidiaries, or, to the knowledge of Acquiror, any other parties thereto, and (y) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, any other parties thereto, under the Commitment Letter. As of the date hereof, Acquiror has no knowledge of any facts or circumstances or any reason to believe that any facts or circumstances exist that, assuming the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 and the completion of the Marketing Period, would be reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied or the funding contemplated in the Commitment Letter not being made available on the Effective Date. As of the date hereof, the Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder (including pursuant to any flex provisions in the related fee letter or otherwise) to make the full amount of the Financing available at the Closing, or any contingencies that would permit the parties thereto to reduce the amount of the Financing, other than as expressly set forth therein. As of the date hereof, there are no side letters, arrangements or other Contracts to which Acquiror or any of its Subsidiaries is a party which could reasonably be expected to adversely affect the availability of the Financing, other than as expressly set forth in the Commitment Letter (and the related fee letter).

ARTICLE 4

CERTAIN COVENANTS

Section 4.1. Conduct of Business by Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 4.1(a) of the Company Disclosure Letter, Company covenants and agrees that Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in the ordinary course of business and use all commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, assets, franchises and Company Permits and preserve their present relationships with customers, suppliers and service providers.

(b) Company agrees with Acquiror, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 4.1(b) of the Company Disclosure Letter, Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend any constating documents or similar applicable organizational documents of Company or any of its Subsidiaries;

(ii) split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its securities, except for any such transaction by a wholly owned Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Company or its Subsidiaries), except dividends or distributions by any Subsidiaries of Company only to Company or to any other Subsidiary of Company in the ordinary course of business consistent with past practice;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization, other than any mergers, amalgamations, consolidations, restructurings or reorganizations solely among Company and its Subsidiaries or among Company’s Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement;

(v) acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses in excess of C$500,000 individually or C$3,000,000 in the aggregate, other than (A) any such transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (B) capital expenditures permitted by Section 4.1(b)(viii), (C) the acquisition of any raw materials or inventory in the ordinary course of business consistent with past practice, or (D) pursuant to a Contract in existence on the date hereof and disclosed to Acquiror prior to the date hereof;

(vi) make any loans, advances, capital contributions, donations or charitable contributions to, or investments in, any other Person, other than (A) loans, advances or capital contributions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (B) any donations or charitable contributions consistent with past practice not in excess of C$100,000 in the aggregate or (C) short-term extensions of credit to customers in the ordinary course of business consistent with past practice;

(vii) sell, license, lease or otherwise transfer or abandon or suffer to exist any Lien (other than Permitted Liens) on, directly or indirectly, any of Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (which shall not be considered to include the sale by Company or any Subsidiary of accounts receivable or inventory in the ordinary course of business consistent with past practice), other than the sale, license, lease, transfer or abandonment of non-operating assets (including assets that are obsolete or no longer used or useful) for an amount not in excess of C$7,500,000 in the aggregate or transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(viii) incur any capital expenditures in excess of the amounts provided in Company’s capital expenditure plan attached to Section 4.1 of the Company Disclosure Letter;

(ix) except as may be required by the terms of a Collective Bargaining Agreement or by any Company Benefit Plan, in each case, in existence as of the date hereof or as may be required by applicable Law, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (E) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan, except any amendments to Company Benefit Plans that are health and welfare plans in the ordinary course of business, consistent with past practice, that do not materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plans, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any employee or individual independent contractor whose base salary exceeds C$135,000, or (H) hire any employee or individual independent contractor whose base salary exceeds C$135,000;

(x) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or applicable Law;

(xi) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Equity Interests in Company or any of its Subsidiaries or any securities convertible into or exchangeable for any Equity Interests or take any action to cause to be exercisable any otherwise unexercisable award under any existing Company Benefit Plans, other than (A) issuances of Company Common Shares in respect of the vesting or settlement of any Company Share-Based Instruments outstanding on the date hereof in accordance with their terms as in effect on the date hereof or (B) for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(xii) directly or indirectly, purchase, redeem or otherwise acquire any securities of Company or any of its Subsidiaries or any rights, warrants or options to acquire any such securities, except for transactions among Company and its Subsidiaries or among Company’s Subsidiaries;

(xiii) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, other than

(i) indebtedness incurred under the Credit Agreement in the ordinary course of business and consistent with the Company’s business plan as in effect on the date hereof; provided, the aggregate principal amount of indebtedness incurred and outstanding pursuant to this clause (i) shall not at any time exceed C$20,000,000, (ii) any indebtedness among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, or (iii) the refinancing of any indebtedness for borrowed money of Company or any of its Subsidiaries in existence on the date hereof (including the refinancing of the Term Loans (as defined in the Credit Agreement) outstanding under the Credit Agreement on the date hereof with the proceeds of Revolving Loans (as defined in the Credit Agreement) drawn under the Credit Agreement) to the extent that (1) the material terms and conditions of any refinancing indebtedness are reasonable market terms, (2) the aggregate principal amount of the refinanced indebtedness is not increased as a result of such refinancing, except in an amount necessary to cover reasonable fees and expenses incurred in connection with such refinancing, (3) none of the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or to be consummated in connection herewith, (a) shall (I) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (II) give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Acquiror or any of its Subsidiaries under, or (III) result in the creation of any Lien (other than Liens on collateral securing the indebtedness being refinanced) under such refinancing indebtedness, or (b) would reasonably likely require the preparation of separate financial statements of Acquiror or any of its Subsidiaries under such refinancing indebtedness following the Closing and (4) such refinancing indebtedness is prepayable at the applicable borrowers option at any time without premium or penalty (other than customary LIBOR breakage);

(xiv) modify, amend, transfer to a third party or terminate, or waive, release or assign any material rights or claims under any Material Contract, or enter into any new Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than as permitted by Section 4.1(b)(xiii);

(xv) take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entity: (A) to institute proceedings for the suspension, revocation or limitation of rights under or to refuse to issue or renew, any Company Permit necessary to conduct its business in all material respects as now conducted, or (B) to issue a notice or Order alleging that Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law;

(xvi) modify amend, transfer or terminate, or waive, release or assign any rights or claims under any Company Real Property Lease, or enter into any Contract providing for the lease or sublease of real property;

(xvii) enter into any Contract that binds Company or its Subsidiaries to any material indemnity, contribution, reimbursement or similar obligation in respect of liabilities under Environmental Laws;

(xviii) materially change any of the businesses carried on by Company and its Subsidiaries;

(xix) enter into any Contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Acquiror or Company or any of their respective Subsidiaries from engaging in any business or competing in any line of business or geographic location with any person;

(xx) waive, release, assign, settle or compromise any Legal Proceeding in excess of an aggregate amount of C$2,500,000, other than waivers, releases, assignments, settlements or compromises equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Company Recent Balance Sheet included in the Company Securities Reports, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Company and its Subsidiaries;

(xxi) make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax Return, enter into any material “closing agreement” within the meaning of Section 7121 of the Code, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes; and

(xxii) agree, resolve or commit to do any of the foregoing.

Nothing in this Section 4.1 shall give Acquiror the right to control, directly or indirectly, the operations or the business of Company or any of its Subsidiaries at any time prior to the Closing.

Section 4.2. Conduct of Business by Acquiror.

(a) From and after the date hereof until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, and except (i) as may be required by applicable Law, (ii) with the prior written consent of Company, which consent shall not be unreasonably withheld (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 4.2(a) of the Acquiror Disclosure Letter, Acquiror covenants and agrees that Acquiror shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in the ordinary course of business and use all commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, assets, franchises and permits and preserve their present relationships with customers, suppliers and service providers.

(b) Acquiror agrees with Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Company, which consent shall not be unreasonably withheld, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 4.2(b) of the Acquiror Disclosure Letter, Acquiror shall not, and shall cause each of its Subsidiaries not to:

(i) except as would not adversely affect a holder of Company Common Shares that receives shares of Acquiror Common Stock pursuant to the Arrangement relative to the other holders of Acquiror Common Stock or delay or impede the Arrangement or the other transactions contemplated by this Agreement, amend the certificate of incorporation of Acquiror;

(ii) except in each case as would not adversely affect a holder of Company Common Shares that receives shares of Acquiror Common Stock pursuant to the Arrangement relative to the other holders of Acquiror Common Stock, or delay or impede the Arrangement or the other transactions contemplated by this Agreement, adjust, reclassify, split, combine, subdivide or redeem, directly or indirectly, any Equity Interest of Acquiror or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Acquiror;

(iii) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Acquiror or its Subsidiaries), except (A) regular quarterly cash dividends by Acquiror at a rate not in excess of U.S.$0.07 per share of Acquiror Common Stock and U.S.$2.00 per share of Acquiror Series A Preferred Stock and (B) dividends or distributions by any Subsidiaries of Acquiror only to Acquiror or to any other Subsidiary of Acquiror in the ordinary course of business consistent with past practice;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization or take any action with respect to any securities owned by such person, in each case that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement;

(v) acquire Acquiror Common Stock, except for the sale of shares of Acquiror Common Stock to Acquiror pursuant to the net exercise of Acquiror Stock Options or for withholding of Taxes with respect to the exercise, vesting or settlement of Acquiror Equity Awards;

(vi) make any acquisition of, or investment in (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise), any other Person or business that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Arrangement; or

(vii) agree, resolve or commit to do any of the foregoing.

Nothing in this Section 4.2 shall give Company the right to control, directly or indirectly, the operations or the business of Acquiror or any of its Subsidiaries at any time prior to the Closing.

Section 4.3. Access and Information.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, upon reasonable notice, Company shall, and shall cause its Subsidiaries to, afford Acquiror and its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors and consultants (collectively, “Representatives”), reasonable access, during normal business hours prior to the Effective Time, to the officers, employees, properties, books and records of Company and its Subsidiaries so that they may have the opportunity to make such investigations of the business and affairs of Company and its Subsidiaries as they reasonably desire; provided that no intrusive environmental investigation shall be performed without the Company’s prior written consent. Company and its Subsidiaries shall cause their officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information, and respond to such inquiries, as Acquiror reasonably requests from time to time.

(b) Company shall provide Acquiror with prompt written notice of any material change in its business or affairs or in the business or affairs of any of its Subsidiaries and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and shall keep Acquiror fully informed of such events.

(c) Notwithstanding the foregoing, neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose (i) information that it, acting reasonably, believes (after receiving the advice of outside counsel), if provided, would adversely affect its ability (or the ability of any of Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege and (ii) information that, in the reasonable opinion of its legal counsel, would result in a violation of any applicable Law or Order; provided that Company shall use all reasonable best efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Acquiror and Company.

(d) No investigation made by Acquiror and its Representatives shall affect the representations and warranties of Company in this Agreement.

Section 4.4. Reasonable Best Efforts; Cooperation.

(a) Prior to the Effective Time, each Party shall cooperate with and assist the other Party, and shall use its reasonable best efforts, to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the transactions contemplated hereby, including consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government.

(b) In furtherance and not in limitation of Section 4.4(a), each Party shall:

(i) make its respective filing pursuant to the HSR Act as soon as practicable and in any event within seven Business Days after the date of this Agreement or such other time as mutually agreed between the Parties;

(ii) make appropriate filings or applications under all applicable Regulatory Laws in the jurisdictions set forth in Exhibit C, other than the United States, with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement and begin substantive engagement with the appropriate Governmental Entities under all such Regulatory Laws, and, if and only if section 16 of the Investment Canada Act applies to the transactions contemplated by this Agreement, Acquiror shall file or cause to be filed an application for review with the applicable Minister under the Investment Canada Act, as soon as practicable and in any event within 20 Business Days after the date of this Agreement or such other time as mutually agreed between the Parties;

(iii) comply at the earliest practicable date with any request under all such Regulatory Laws for additional information, documents or other materials received by such Party and its Affiliates from any Governmental Entity in respect of such filings, applications or such transactions;

(iv) cooperate with the other Party in connection with such filings and applications (including, to the extent permitted by applicable Law, permitting each Party to review all such documents of the other Party prior to filing and consulting with the other Party with respect to the content thereof) and in connection with resolving any investigation or other inquiry of any Governmental Entity under all such Regulatory Laws; and

(v) use all reasonable best efforts to oppose or lift, as the case may be, any restraint, injunction or other legal bar to the transactions contemplated by this Agreement. Company and Acquiror shall each promptly deliver to the other party a copy of each such filing made and each such approval, consent, registration, permit, authorization or other confirmation obtained prior to the Effective Time in connection with the transactions contemplated hereby.

(c) Acquiror shall direct and control all aspects of the Parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any Legal proceeding brought to enjoin the transactions contemplated hereby pursuant to any Regulatory Laws, it being understood that Acquiror shall consult with Company with respect to any such efforts. In connection with this Section 4.4, each Party shall (i) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Governmental Entity in connection with any filing or application with, submission to or investigation or inquiry by any Governmental Entity under any applicable Regulatory Law, (ii) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the transactions contemplated hereby and (iii) keep the other Party informed as to the status of any such Legal Proceeding or threat. No Party shall independently participate in any meeting with any Governmental Entity in respect of any such filing, submission, investigation or inquiry without providing the other Party (or, at the discretion of the Acquiror, the other Party’s outside counsel) with reasonable prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate, with the exception of meetings relating to the Investment Canada Act, for which Company or its outside counsel may participate at the sole discretion of Acquiror. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals relating to any such filing, application, submission, investigation or inquiry made or submitted by or on behalf of either Party. No Party shall be required to share information related to its valuation of the transactions contemplated hereby. Either Party may, as it deems advisable, reasonably designate any competitively sensitive or confidential material or information provided to the other Party under this Section 4.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to directors, officers, employees or other agents of the recipient, unless express prior written permission is obtained from the source of the materials.

(d) Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its Subsidiaries shall be required to (and Company shall not, unless requested to do so by Acquiror) divest, sell, grant a license in respect of, or dispose or hold separate, or agree to or to consent to any request to divest, sell, grant a license, dispose of, hold separate or restrict its ownership and operation of, all or any portion of the business or assets of Acquiror and its Subsidiaries, including, for this purpose, Company and its Subsidiaries; provided, however, that Acquiror shall be required to take the foregoing actions if (and only if) the following conditions are satisfied: (1) any such divestitures, sales, grants of license, dispositions or holdings separate, or restrictions of ownership or operation are, individually and in the aggregate, de minimis in relation to the businesses, operations and assets of Company, Acquiror and their respective Subsidiaries and (2) the effect of any such divestitures, sales, grants of license, dispositions or holdings separate, or restrictions of ownership or operation would not, individually or in the aggregate, reasonably be expected to result in a loss (other than a de minimis loss) of the reasonably expected benefits to Acquiror of the transactions contemplated hereby. For greater certainty, with respect to the Investment Canada Act Approval, Acquiror and its Subsidiaries will, if requested by a Governmental Entity, agree to such undertakings as are commercially reasonable. At the request of Acquiror, Company shall, and shall cause its Subsidiaries to, cooperate with Acquiror’s negotiations to agree to divest, sell, grant a license in respect of, dispose of, hold separate, or restrict its ownership and operation of, all or any portion of the business or assets of Company and its Subsidiaries; provided that (i) any such action is conditioned upon and shall not be completed until, the consummation of the Arrangement; and (ii) that Acquiror shall reimburse Company and its Subsidiaries for their reasonable and documented out-of-pocket expenses not in excess of C$500,000 incurred solely in connection with the negotiation of each such agreement.

Section 4.5. Proxy Circular.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) Company shall prepare the Proxy Circular together with any other documents required by the Interim Order, CBCA, Canadian Securities Laws and all other applicable Laws in connection with the Company Special Meeting and the Arrangement and (ii) Company shall file the Proxy Circular with the relevant Canadian Securities Authorities where such filing is required.

Company shall file and mail or deliver the Proxy Circular to its shareholders and such other Persons as required by applicable Laws and the Interim Order as promptly as reasonably practicable after obtaining the Interim Order.

(b) Company shall use all commercially reasonable efforts to cause the Proxy Circular to comply in all material respects with the Interim Order and all applicable Laws, and, without limiting the generality of the foregoing, that the Proxy Circular does not contain any misrepresentation (within the meaning of applicable Canadian securities laws) or any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and shall contain sufficient detail to permit the shareholders of Company to form a reasoned judgment concerning the matters to be placed before them at the Company Special Meeting. Upon reasonable request, Acquiror shall furnish Company with all information reasonably necessary or advisable in connection with the Proxy Circular or any amendment or supplement thereto. Without limiting the generality of the foregoing, the Proxy Circular must include: (i) a copy of each of the Fairness Opinions; (ii) the Company Recommendation (as defined below); and (iii) a statement that each executive officer and director of Company intends to vote all of such Person’s Company Common Shares in favor of the Arrangement Resolution, subject to the other terms of this Agreement and the voting agreements entered into between Acquiror and such executives and directors.

(c) If, at any time prior to the Effective Time, any information shall be discovered by Acquiror or Company that should be set forth in an amendment or supplement to the Proxy Circular so that such documentation would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party, and to the extent required by applicable Law or the Interim Order, Company shall promptly file with the Court an appropriate amendment or supplement describing such information and disseminate such amendment or supplement to its shareholders in accordance with applicable Law, the Interim Order and the Court.

(d) Notwithstanding the foregoing, prior to the filing, mailing or delivery of the Proxy Circular (or of any amendment or supplement to the foregoing), Company shall (i) provide Acquiror and its legal counsel with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Acquiror proposes. On the date of their filing or delivery, Company shall provide the Acquiror with a copy of all such filings with, and all such responses delivered to, the Court. Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Circular shall be made without the prior written consent of Acquiror; provided, however, that nothing in this Section 4.5(d) will limit Company’s ability to exercise its rights under Section 4.8.

Section 4.6. Stock Exchange Listing. Acquiror shall use its commercially reasonable efforts to cause the shares of Acquiror Common Stock to be issued and paid in the Arrangement to be approved for listing on the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.

Section 4.7. Tax Matters. Each of Company and its Subsidiaries will, from and after the date hereof and until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use commercially reasonable efforts to (i) duly and timely file with the appropriate Governmental Entity all material Tax Returns required to be filed by it, which shall be correct and complete in all material respects, and (ii) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all material amounts required to be so paid, withheld, collected or remitted. Company shall keep Acquiror reasonably informed of any material events, discussions, notices or changes with respect to any Tax or regulatory investigation or any other investigation by a Governmental Entity or action involving such Party or any of its Subsidiaries.

Section 4.8. No Solicitation.

(a) Company shall, and shall instruct its Representatives to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal and shall (a) discontinue access to, and disclosure of, all confidential information regarding Company and its Subsidiaries, and (b) to the extent that such information has not previously been returned or destroyed, promptly request the return or destruction of all copies of any confidential information provided to any such Person. From and after the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 6, Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage, or take any other action designed to facilitate, any inquiry, indication of interest or the making of any proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, (iii) furnish to any Person any information in connection with or in furtherance of any inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (iv) approve, endorse, or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Company or any of its Subsidiaries shall be a breach of this Section 4.8(a) by Company. Notwithstanding any of the foregoing in this Section 4.8(a), at any time prior to obtaining the Company Requisite Shareholder Vote (but in no event after obtaining such Company Requisite Shareholder Vote), in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement in circumstances not involving a breach of this Agreement that the Company Board determines in good faith (after receiving advice of its financial advisor and of its outside counsel), constitutes or could reasonably be expected to lead to a Superior Proposal, Company may, subject to compliance with Section 4.8(d), (A) furnish information with respect to Company and its Subsidiaries to the Person (and its Representatives) making such Company Acquisition Proposal pursuant to a confidentiality agreement (a copy of which shall be provided to Acquiror promptly after its execution) not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Company and may not restrict Company from complying with this Section 4.8; provided, further, that all such oral or written information (to the extent that such information has not been previously provided to

Acquiror) is provided or made available to Acquiror prior to or substantially concurrently with the time it is provided or made available to such Person, as the case may be, and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal. Except if the Company Board determines in good faith, after consultation with its outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which Company or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Company Acquisition Proposal).

(b) For purposes of this Agreement, “Company Acquisition Proposal” shall mean any oral or written inquiry, proposal, indication of interest or offer, whether or not conditional and whether or not withdrawn, (i) for a merger, amalgamation, consolidation, arrangement, share exchange, liquidation, dissolution, recapitalization or other business combination or similar transaction that would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of Company, (ii) for the issuance, sale or other disposition, directly or indirectly, to any Person of securities that represent 20% or more of the total voting power of Company, (iii) to acquire, directly or indirectly, assets (including equity securities of any Subsidiary of Company) that represent 20% or more of the total consolidated assets of Company, (iv) for a tender offer or exchange offer that, if consummated, would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of Company, or (v) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Company Acquisition Proposal (with all references to “20% or more” (x) in clauses (i), (ii) and (iv) of the definition of Company Acquisition Proposal being deemed to reference “100%” and (y) in clause (iii) of the definition of Company Acquisition Proposal being deemed to reference “all or substantially all”) (i) on terms which the Company Board determines in good faith (after receiving advice of a financial advisor and of its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement, (ii) that is not subject to any due diligence or access condition, (iii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iv) for which financing, if a cash transaction (in whole or part), is then fully committed or reasonably determined to be available by the Company Board.

(d) In addition to the obligations of Company set forth in Section 4.8(a), Company shall promptly advise Acquiror first orally and then in writing of any Company Acquisition Proposal and of any request for information or other inquiry that Company receives in connection with an inquiry, indication of interest or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal. Such notice shall include the financial and other material terms and conditions of any such inquiry, indication of interest, proposal or Company Acquisition Proposal (including any changes thereto), the identity of the Person making any such request, Company Acquisition Proposal or inquiry, and copies of any written offer, proposal or other documentation in respect of such request, Company Acquisition Proposal or inquiry. Company shall keep Acquiror fully informed of the status and terms (including any change to the financial and other terms thereof) of any such request, Company Acquisition Proposal or inquiry and shall promptly provide Acquiror with copies of any written proposals or draft agreements received or delivered by Company relating to any such request, Company Acquisition Proposal or inquiry.

(e) Nothing contained in this Section 4.8 shall prohibit the Company Board from complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids relating to the provisions of a directors’ circular in respect of a Company Acquisition Proposal.

Section 4.9. Shareholder Meeting.

(a) Company shall use all commercially reasonable efforts to cause the Company Special Meeting to occur as promptly as reasonably practicable after the date of this Agreement, and in any event on or before July 28, 2017, for the purpose of obtaining the Company Requisite Shareholder Vote. Company shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) its shareholders’ meeting without the prior written consent of Acquiror (which consent shall not be unreasonably withheld) except (i) as required for quorum purposes, (ii) to comply with requirements of applicable Law (including any disclosure obligations under Canadian Laws or U.S. Laws), (iii) as required by the Court or (iv) as permitted under Section 4.9(d).

(b) Subject to the terms of this Agreement, Company shall use all commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Resolution by the Company Requisite Shareholder Vote. Company shall, if so requested by Acquiror, use the services of dealers and proxy solicitation service firms to solicit proxies in favor of the Arrangement Resolution. Company shall advise Acquiror as it may reasonably request, and at least on a daily basis on each of the last ten business days prior to the date of the Company Special Meeting, as to the aggregate tally of the proxies received by Company in respect of the Arrangement Resolution.

(c) Subject to Section 4.9(d), the Company Board shall unanimously recommend approval of the Arrangement Resolution by the shareholders of Company to the effect set forth in Section 2.22 (the “Company Recommendation”). Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Acquiror), or propose to withdraw (or modify in a manner adverse to Acquiror), the Company Recommendation (it being understood that taking a neutral position or no position with respect to a Company Acquisition Proposal for a period not exceeding five Business Days shall not be considered an adverse modification), (B) fail to reaffirm publicly, without qualification, the Company Recommendation within five Business Days after Acquiror requests in writing that such action be taken or (C) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Company Acquisition Proposal (any action described in this subclause (i), a

“Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend or allow Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 4.8(a)).

(d) Notwithstanding the foregoing, the Company Board may, prior to obtaining the Company Requisite Shareholder Vote (but in no event after obtaining such Company Requisite Shareholder Vote), effect a Company Adverse Recommendation Change in response to a Company Acquisition Proposal that was not obtained in violation of this Agreement and which the Company Board concludes in good faith (after receiving advice of its outside counsel and financial advisors) constitutes a Superior Proposal; provided that, prior to effecting a Company Adverse Recommendation Change, (A) Company provides Acquiror five Business Days’ written notice (a “Company Adverse Notice”) advising Acquiror that the Company Board has determined that a Company Acquisition Proposal is a Superior Proposal, that the Company Board intends to make a Company Adverse Recommendation Change or to terminate this Agreement in order to enter into a definitive agreement providing for such Superior Proposal and containing all information required by Section 4.8(d), together with copies of any written offer or proposal in respect of such Superior Proposal (it being agreed that any revisions to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Notice and new five Business Day period), and (B) during the five Business Day period following delivery of a Company Adverse Notice, Company and its Representatives shall, if requested by Acquiror, negotiate in good faith with Acquiror and Acquiror’s Representatives to make such adjustments in the terms of this Agreement as would enable Company to proceed with the Arrangement and the other transactions contemplated hereby on such adjusted terms without effecting a Company Adverse Recommendation Change or terminating this Agreement, as applicable and (C) at the end of the five Business Day period following delivery of a Company Adverse Notice, the Company Board concludes in good faith (after receiving advice of its outside counsel and financial advisors and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Acquiror) that the Company Acquisition Proposal continues to constitute a Superior Proposal; provided, further, that (x) unless this Agreement has been terminated in accordance with Section 6.1, Company shall submit the Agreement Resolution for approval at the Company Special Meeting; provided, however, that if Company delivers a Company Adverse Notice to Acquiror on a date that is less than ten Business Days prior to the scheduled date of the Company Special Meeting, then Company shall be entitled to adjourn or postpone the Company Special Meeting to a date that is not more than ten days after such scheduled date of the Company Special Meeting (and in any event prior to the date that is five Business Days prior to the Outside Date), and (y) in the event there is a Company Adverse Recommendation Change made in compliance with this Section 4.9(d) with respect to a Superior Proposal, Company shall only enter into a Contract with respect thereto by terminating this Agreement in accordance with Section 6.1(g).

(e) Company will promptly advise Acquiror of any communication (written or oral) from any of its shareholders in opposition to the Arrangement, any written notice of dissent or purported exercise by any of its shareholders of Dissent Rights received by Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by

Company, and any written communications sent by or on behalf of Company to any of its shareholders exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

Section 4.10. Pre-Closing Reorganization.

(a) Company agrees that, at the request of Acquiror, Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) effect such reorganizations of Company’s or its Subsidiaries’ business, operations and assets as Acquiror may request, including amalgamations, wind-ups and any other transaction (each a “Contemplated Reorganization Transaction”); and (ii) cooperate with Acquiror and its advisors in order to determine the manner in which any such Contemplated Reorganization Transactions might most effectively be undertaken; provided that any Contemplated Reorganization Transaction: (A) would not be prejudicial to the holders of Company Common Shares or Company Share-Based Instruments; (B) would not require Company to obtain the approval of any Governmental Entity or the Company Shareholders and does not require Acquiror to obtain the approval of its shareholders; (C) would not materially impede or materially delay the receipt of any Regulatory Approvals or the satisfaction of any other conditions set forth in Article 5; (D) would not materially impede or materially delay the consummation of the Arrangement; (E) would not require the directors, officers or employees of Company or its Subsidiaries to take any action in any capacity other than as a director, officer or employee; and (F) shall not become effective unless Acquiror has irrevocably waived or confirmed in writing the satisfaction of all conditions in its favor under this Agreement.

(b) Acquiror shall provide written notice to Company of any proposed Contemplated Reorganization Transaction at least fifteen Business Days prior to the Effective Date. Upon receipt of such notice, Acquiror and Company shall prepare all documentation necessary and do all such other acts and things as are reasonably necessary to give effect to such Contemplated Reorganization Transaction prior to the time it is to be effected. Acquiror shall, promptly upon request by Company, reimburse Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by Company or its Subsidiaries or its Representatives in connection with or as a result of any Contemplated Reorganization Transaction.

Section 4.11. Financing.

(a) (i) Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to obtain the Financing (taking into account the expected timing of the Marketing Period) on the terms and conditions (including any flex provisions) described in the Commitment Letter (or on terms and conditions, taken as a whole, no less favorable to Acquiror than the terms and conditions (including any flex provisions) in the Commitment Letter and that would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Acquiror to consummate the transactions contemplated by this Agreement), including using reasonable best efforts to (w) maintain in effect the Commitment Letter, (x) negotiate, enter into and deliver definitive agreements with respect to the Financing (the “Definitive Documents”) on the terms and conditions (including any flex provisions) contained in the Commitment Letter (or on terms and conditions, taken as a whole, no less favorable to Acquiror than the terms and conditions (including any flex provisions) in the Commitment Letter and that would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Acquiror to consummate the transactions contemplated by this Agreement), (y) comply with its obligations under the Commitment Letter and the Definitive Documents, and (z) satisfy (or, if reasonably required to obtain the Financing, seek the waiver of) on a timely basis all conditions to funding in the Commitment Letter and such Definitive Documents applicable to Acquiror that are within its control.

(ii) In the event that all conditions set forth in Section 5.1 and Section 5.2 (except those that, by their nature, are to be satisfied at the Closing; provided that such conditions would be so satisfied as of such date) have been satisfied or (to the extent permitted by applicable Law) waived and the Marketing Period has ended, Acquiror shall use its reasonable best efforts to cause the Financing Sources to fund the Financing on the Effective Date, to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement, and shall enforce its rights under the Commitment Letter (including in the event of any breach or purported breach thereof).

(b) Acquiror shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and the Definitive Documents with respect to the Financing, or substitute other debt financing for all or any portion of the Financing from the same or alternative financing sources, including to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement, amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities and implement or exercise any flex provisions set forth in the Commitment Letter on the date hereof; provided that no such amendment, replacement, supplement, modification or waiver shall, without the prior written consent of Company (not to be unreasonably withheld), (i) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Financing (except as set forth in, or as a result of the exercise of, any flex provisions set forth in the Commitment Letter on the date hereof)) to an amount that, together with Acquiror’s and its Subsidiaries’ cash on hand or available committed credit facilities, would on the Effective Date be less than the amount required to consummate the transactions contemplated by this Agreement or (ii) amend, modify or waive any provision of the Commitment Letter in a manner that in any such case would reasonably be expected to (A) prevent or materially delay the funding of the Financing on the Effective Date or (B) materially adversely impact the ability of Acquiror or its Affiliates to enforce its rights against the Financing Sources under the Commitment Letter or the Definitive Documents with respect to the Financing relative to its ability to enforce its rights under the Commitment Letter as of the date hereof. Acquiror shall promptly following execution thereof deliver to Company copies of any amendment, replacement, supplement, modification or waiver of the Commitment Letter (with only the fee amounts, interest rates, pricing caps and other economic “flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Financing or impose any additional obligations on the Company)) or the Definitive Documents.

(c) Acquiror shall keep Company reasonably informed, on a reasonably current basis, of the status of Acquiror’s efforts to obtain the Financing. Without limiting the foregoing, Acquiror shall give Company prompt written notice if (i) Acquiror obtains knowledge of any material breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or the Definitive Documents, (ii) Acquiror receives any written notice or other written communication (including email), in each case, from any Person providing the Financing with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or any Definitive Document, in each case, with respect to any material provision thereof or (iii) Acquiror no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms and conditions (including the flex provisions) contemplated by any of the Commitment Letter or the Definitive Documents; provided that, notwithstanding any other provision hereof, in no event shall Acquiror be under any obligation to disclose any information that is subject to attorney-client privilege if Acquiror shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Financing becomes unavailable, Acquiror shall (x) promptly notify Company of such unavailability and (y) use its reasonable best efforts to obtain alternative financing sufficient to enable Acquiror to consummate the Arrangement and the other transactions contemplated hereby and on terms and conditions not materially less favorable (taken as a whole) to Acquiror than the terms and conditions (including the flex provisions) contemplated in the Commitment Letter or the Definitive Documents, as applicable. For purposes of this Agreement, references to “Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, replaced, supplemented or otherwise modified by this Section 4.11 (and any alternate financing obtained in accordance with this Section 4.11), and “Commitment Letter” and “Definitive Documents” shall include, respectively, such documents as permitted to be amended, replaced, supplemented or otherwise modified by this Section 4.11 (and such documents related to such alternative debt financing entered into in accordance with this Section 4.11).

(d) Acquiror shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter prior to the Effective Date.

(e) Notwithstanding anything contained in this Agreement to the contrary, Acquiror acknowledges and agrees that obtaining the Financing (including any alternative financing) is not a condition to the Closing.

Section 4.12. Financing Cooperation.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 6.1), subject to the limitations set forth in this Section 4.12, Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, and shall use its reasonable best efforts to cause its and their respective Representatives to, in each case at Acquiror’s sole expense, provide customary and reasonable cooperation to the Acquiror in connection with the Financing, including:

(i) assisting with the preparation of Offering Documents, including furnishing reasonable and customary representation and authorization letters in connection therewith (including with respect to the presence or absence of material non-public information about Company and its Subsidiaries and customary representations regarding the accuracy of the information provided by Company contained therein);

(ii) preparing and furnishing to Acquiror and the Financing Sources as promptly as practicable such customary financial statements, schedules or other financial data or information relating to Company and its Subsidiaries reasonably requested by Acquiror or the Financing Sources and necessary or advisable to consummate the Financing, in each case, meeting the respective requirements of the conditions set forth in paragraphs 4(B) and 5 of Exhibit B to the Commitment Letter, which in any event shall include audited consolidated financial statements of Company covering the three fiscal years ended at least 90 days prior to the Effective Date, and unaudited financial statements for any regular quarterly interim fiscal period or periods of Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Effective Date (the information required to be delivered pursuant to this clause (ii) being referred to as the “Required Information”);

(iii) participating (and using reasonable best efforts to cause members of senior management of Company to participate) in customary marketing efforts, including a reasonable number of meetings, presentations, road shows, sessions with rating agencies, due diligence sessions and drafting sessions with the Financing Sources and actual and prospective lenders and investors in the Financing;

(iv) assisting in the preparation of, and executing and delivering, subject to the occurrence of the Effective Date, Definitive Documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Acquiror;

(v) using reasonable best efforts to assist the Financing Sources in benefiting from the existing lending relationships of Company and its Subsidiaries;

(vi) facilitating the pledging of, and granting, recording and perfection of security interests in and Liens on, share certificates, securities and other collateral, subject to the occurrence of the Effective Date;

(vii) taking all corporate actions necessary, in each case, subject to the occurrence of the Effective Date, and reasonably requested by Acquiror, to authorize the consummation of the Financing and to permit the proceeds thereof to be made available on the Effective Date;

(viii) providing at least three New York Business Days prior to the Effective Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 to the extent requested at least ten New York Business Days prior to the anticipated Effective Date;

(ix) using reasonable best efforts to assist the Acquiror in satisfying the conditions precedent set forth in the Commitment Letter to the extent satisfaction thereof requires the cooperation, and is within the control, of Company, its Subsidiaries or their respective Representatives;

(x) periodically updating or supplementing any Required Information provided to Acquiror or the Financing Sources to the extent that any such Required Information, to the knowledge of Company, (i) is not Compliant or (ii) does not meet the applicable requirements set forth in the definition of “Required Information”;

(xi) assisting, and to the extent requested by the Acquiror, using reasonable best efforts to cause its independent accountants to assist, Acquiror in connection with Acquiror’s preparation of pro forma financial information and financial statements to be included in any Offering Documents (including assisting, and to the extent requested by the Acquiror, using reasonable best efforts to cause its independent accountants to assist, Acquiror with the conversion of Company’s historical financial information from IFRS to GAAP); it being understood that the assistance of the Company’s independent accountants shall be on terms and conditions consistent with such accountant’s customary practices; and

(xii) using reasonable best efforts to cooperate with Acquiror in Acquiror’s efforts to obtain public corporate family, public corporate entity and public facilities ratings from rating agencies.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 4.12): (i) nothing in this Agreement (including this Section 4.12) shall require any such cooperation to the extent that it would (1) interfere unreasonably with the business or operations of Company or its Subsidiaries, (2) encumber any of the assets of Company or any of its Subsidiaries prior to Closing or (3) require Company or any of its Subsidiaries to pay any commitment or other fee, make any other payment, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing (unless contingent upon the Closing or paid directly in full by Acquiror on behalf of Company or any such Subsidiary prior to the effectiveness thereof) and (ii) no obligation of Company or any of its Subsidiaries under any agreement, certificate, document, instrument, consent or opinion executed pursuant to the foregoing shall be effective until the Closing (provided, however, that Company shall provide, prior to Closing to the extent reasonably requested by Acquiror, reasonable and customary representation and authorization letters with respect to any Offering Documents).

(b) Acquiror shall indemnify, defend and hold harmless Company, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims, injuries, liabilities, judgments, awards, penalties, fines, costs or expenses (including fees and expenses of counsel and accountants) or settlement payment suffered or incurred by any of them in connection with or as a result of the Financing (including any alternative financing), any Project Financing Agreement Amendments, any Credit Agreement Termination or the Discharge (including any information utilized in connection therewith, other than any information relating to Company or its Subsidiaries provided by or on behalf of Company or its Subsidiaries expressly for use in connection therewith), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Company or any of its Subsidiaries or their respective Representatives. Acquiror shall, promptly upon request by Company, reimburse Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by Company or its Subsidiaries or its Representatives in connection with or as a result of the Financing (including any alternative financing), any Project Financing Agreement Amendments, any Credit Agreement Termination or the Discharge (including with respect to any information utilized in connection therewith; provided, however, that Company shall bear all such costs related to its obligations with respect to the preparation, review, delivery and audit of historical information relating to Company or its Subsidiaries substantially in the form and substance that the Company customarily produces). Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, any Project Financing Agreement Amendments, any Credit Agreement Termination or the Discharge; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Company or any of its Subsidiaries or the reputation or goodwill of Company or any of its Subsidiaries.

Section 4.13. Treatment of Certain Agreements.

(a) Company shall, and shall cause its Subsidiaries to, provide to Acquiror such cooperation reasonably requested by Acquiror in connection with the amendment of (i) the Temiscaming Project Financing Agreements or (ii) if requested by Acquiror, the agreement(s) governing any other project financing arrangement of Company or any of its Subsidiaries, in each case to permit and facilitate the transactions contemplated by this Agreement (including the Financing) and waive any default arising in connection with the transactions contemplated by this Agreement (with respect to the Temiscaming Project Financing Agreements, the “Temiscaming Project Financing Agreement Amendments,” and collectively, the “Project Financing Agreement Amendments”); provided, however, that (x) nothing herein shall require Company or any of its Subsidiaries to pay any commitment or other fee or make any other payment in connection with any Project Financing Agreement Amendment prior to the Effective Date (unless contingent upon the Closing or paid directly in full by Acquiror on behalf of Company or any such Subsidiary prior to the effectiveness thereof), (y) no obligation of Company or any of its Subsidiaries under any Project Financing Agreement Amendment executed pursuant to this Section 4.13(a) shall become effective until the Effective Date and (z) Acquiror shall provide, or cause to be provided, all funds required to effect any Project Financing Agreement Amendment. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that obtaining the Project Financing Agreement Amendments is not a condition to Closing.

(b) If requested by Acquiror, Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and take all other reasonable actions required to facilitate (i) the termination of commitments under (A) that certain Credit Agreement, dated as of November 18, 2015 (as amended, including by that certain Amendment No. 1 to Credit Agreement, dated as of May 16, 2016, and that certain Consent and Amendment No. 2 to Credit Agreement, dated as of October 18, 2016, the “Credit Agreement”), by and between Company, certain Subsidiaries of Company, as borrowers and guarantors, the lenders party thereto, Wells Fargo Capital Finance Corporation Canada, as administrative agent, and the other parties thereto, or (B) any other agreement governing other indebtedness for borrowed money of Company or any of its Subsidiaries (each, an “Other Debt Agreement”), (ii) the repayment in full (or in the case of letters of credit, cash collateralization, to the extent Acquiror shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under the Credit Agreement or such Other Debt Agreement, as applicable, and (iii) the release of all Liens and guarantees in connection with the foregoing, in each case, on the Effective Date in connection with such repayment (each such termination, repayment or release, a “Credit Agreement Termination”); provided that (A) in no event shall this Section 4.13(b) require Company or any of its Subsidiaries to cause any Credit Agreement Termination unless the Closing shall have occurred and (B) Acquiror shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization of letters of credit.

(c) If requested by Acquiror, Company shall use its reasonable best efforts to deliver or cause to be delivered to Acquiror on or prior to the third Business Day prior to the Effective Date, a copy of a draft payoff letter, and at least one Business Day prior to the Effective Date, an executed payoff letter (subject to delivery of funds as arranged by Acquiror) with respect to the Credit Agreement or any Other Debt Agreement (each, a “Payoff Letter”), in form and substance reasonably acceptable to Acquiror, each of which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement or such Other Debt Agreement, as applicable, as of the anticipated Effective Date (such amount payable with respect to the Payoff Letter and Credit Agreement or Other Debt Agreement, as applicable, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the Credit Agreement and all related loan documents, or such Other Debt Agreement and all related loan documents, as applicable, shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents or such Other Debt Agreement and all related loan documents, as applicable, and any letters of credit or similar instruments that are cash collateralized on the Effective Date in accordance with the terms of the Credit Agreement and the related loan documents or such Other Debt Agreement and all related loan documents, as applicable) and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of Company or any of its Subsidiaries securing such obligations shall be released and terminated upon the payment of the applicable Payoff Amount on the Effective Date (subject to delivery of funds as arranged by Acquiror and the filing of appropriate termination statements and other termination filings and excluding any cash collateral provided with respect to letters of credit). Acquiror shall provide to Company, or cause to be provided to the administrative agent under the Credit Agreement or to the applicable party to any Other Debt Agreement, as applicable, the amounts necessary to cause any Credit Agreement Termination to occur (which, to the extent the applicable Payoff Letter is delivered, shall be reflected in the applicable Payoff Amount required under such Payoff Letter) substantially simultaneously with the Closing.

(d) Company shall, and shall cause its Subsidiaries to, at the written request of Acquiror, (i) issue one or more notices of optional redemption (and any updates thereto) for all of the outstanding aggregate principal amount of Company’s 9% Senior Secured Notes due 2019 (the “Company Notes”), pursuant to the Indenture, dated as of October 1, 2014 (the “Company Notes Indenture”), by and among, Tembec Industries Inc., as issuer, Company, as guarantor, the other guarantors party thereto from time to time, Wilmington Trust, National Association, as trustee (the “Company Notes Trustee”), and Computershare Trust Company of Canada, as collateral agent, in order to effect a redemption of the Company Notes on the Effective Date; provided that such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Date and the deposit of funds contemplated in the next sentence, and (ii) provide any other cooperation reasonably requested by Acquiror to facilitate the redemption of the Company Notes (or, if elected by Acquiror, satisfaction and discharge of the Company Notes and the Company Notes Indenture) and the release of all Liens and guarantees in connection therewith, effective as of and conditioned upon the occurrence of the Effective Date (including delivering any legal opinions, notices, requests, order or certificates required to be delivered in connection with the Discharge). Acquiror shall deposit, or cause to be deposited, funds with the Company Notes Trustee sufficient to fund the Discharge no later than the redemption time specified in the applicable redemption notice (subject to the occurrence of the Effective Date and the receipt by Acquiror of financing in an amount sufficient to effect such redemption in full). The redemption (or, if applicable, satisfaction and discharge) of the Company Notes and Company Notes Indenture pursuant to this Section 4.13(d), and the release of all Liens and guarantees in connection therewith, are referred to collectively as the “Discharge.”

Section 4.14. Indemnification; Directors and Officers Insurance. For a period of not less than six years from and after the Effective Time, Acquiror shall honor all obligations of the Company to indemnify, exculpate, defend and hold harmless all current and former officers and directors of Company and its Subsidiaries (the “Indemnified Persons”) to the same extent such Persons may be indemnified, defended and held harmless as of the date of this Agreement pursuant to the constating documents of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Arrangement and the other transactions contemplated hereby, and acknowledges that such obligations shall survive the consummation of the Arrangement. Company shall be permitted, prior to the Effective Time, to obtain and fully pay for a “tail” insurance policy in respect of Company’s current directors and officers with an extended reporting period of at least six years from and after the Effective Time with respect to directors’ and officers’ liability insurance with benefits and levels of coverage at least as favorable as Company’s existing policy with respect to matters existing or occurring at or prior to the Effective Date (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that the Company and its Subsidiaries shall not be required to pay any amounts in respect to such coverage prior to the Effective Time and in no event shall Company expend for such policy an annual premium amount in excess of 300% of the amount paid by Company in its current fiscal year, but in such case may purchase as much coverage as is available for such amount. The rights of the Indemnified Persons under this Section 4.13(a) shall be in addition to any rights such Indemnified Persons may have under the constating documents of Company, or under any applicable Law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favor of any Indemnified Person as provided in the constating documents of Company shall survive the Effective Time for a period of not less than six years and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person. The provisions of this Section 4.13(a) shall survive the consummation of the transactions contemplated by this Agreement and are intended for the benefit of, and shall be enforceable by, the Indemnified Persons, and their respective heirs, executors, administrators and legal personal representatives and shall be binding on each of Acquiror. If Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, Acquiror shall ensure that any such successor or assignee assumes all of the obligations set forth in this Section 4.14.

Section 4.15. Public Announcements. Acquiror and Company shall issue a joint press release with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement to be in the form approved by each of Acquiror and Company in advance, acting reasonably and without delay. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, each Party shall consult with, and provide the other Party the reasonable opportunity to review and comment on, any other press releases or other public statements or disclosures and shall not issue any such other press releases relating to this Agreement or the transactions contemplated hereby or other public statements or disclosures without the prior approval of the other Party (which approval shall not be unreasonably withheld), except as may be required by applicable Law or by obligations pursuant any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with, and provide the other Party the reasonable opportunity to review and comment on, such press release, public statement or disclosure.

Section 4.16. Notification of Certain Matters. Each Party shall promptly notify the other Party of: (a) any event the occurrence or non-occurrence of which such Party is aware and that would be reasonably likely to result in any condition set forth in Article 5 to be unsatisfied at any time from the date of this Agreement to the Effective Time or (b) any change or event affecting such Party that would be reasonably likely to have a Material Adverse Effect on such Party. Each Party shall provide the other Party with prompt written notice of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby or any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 4.16 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice.

Section 4.17. Certain Litigation. Each Party to this Agreement shall promptly advise the other Party orally and in writing of any shareholder litigation against the Party or its directors and officers relating to this Agreement, the Arrangement or the transactions contemplated by this Agreement and shall keep the other Party reasonably informed regarding any such shareholder litigation. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such shareholder litigation, shall give due consideration to the other party’s advice with respect to such shareholder litigation and shall not settle any such litigation without the other party’s prior written consent.

Section 4.18. Confidentiality. Each Party acknowledges and confirms that (a) Acquiror and Company have entered into a Mutual Non-Disclosure Agreement, dated April 25, 2016, as amended (the “Confidentiality Agreement”), (b) all information provided by each Party to the other Party pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions, except that all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof.

Section 4.19. Resignations. Prior to the Effective Time, Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company, and a release and discharge in favor of such director, effective immediately prior to the Effective Time. Prior to the Effective Time, Company shall obtain the resignations of such directors or officers of its Subsidiaries effective as of the Effective Time as Acquiror shall request with reasonable advance notice.

Section 4.20. Employee Matters.

(a) For a period of not less than 12 months following the Effective Time, Acquiror shall cause Company and its Subsidiaries to provide each continuing employee of Company and its Subsidiaries with base salary or wages, target incentive compensation and employee benefits that are no less favorable in the aggregate than those provided by Company and its Subsidiaries immediately prior to the Effective Time. Acquiror agrees that it shall cause Company and its Subsidiaries and any successor to Company and its Subsidiaries to honour and comply with the terms of the Company Benefit Plans and Company’s obligations to the employees of Company and its Subsidiaries thereunder.

(b) With respect to any employee benefit plan maintained by Acquiror and its Subsidiaries in which any employee of Company and its Subsidiaries participates following the Effective Time, Acquiror shall credit, or shall cause its Subsidiaries to credit, all service with Company and its Subsidiaries credited under the corresponding Company plan for purposes of eligibility and vesting under such Acquiror plan; provided that service shall not be credited to the extent that it would result in duplication of benefits to such employee.

(c) Without limiting Section 7.4(b), this Section 4.20 shall be binding on and inure solely to the benefit of the parties to this Agreement, and nothing herein shall (i) confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or Affiliates or any beneficiary thereof any rights or remedies by reason of this Section 4.20, (ii) establish, modify, amend or terminate, or limit the ability of Acquiror, Company or any of their respective Subsidiaries to modify, amend or terminate, any Company Benefit Plan or other employee benefit plan, (iii) confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Acquiror, Company or any of their respective Subsidiaries or Affiliates, or (iv) interfere with or restrict in any way the rights of Acquiror, Company and their respective Subsidiaries and Affiliates to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or Affiliates in accordance with applicable Laws and any Contract as may be applicable.

ARTICLE 5

CONDITIONS

Section 5.1. Conditions to Obligation of Each Party. The respective obligation of Acquiror and Company to consummate the transactions contemplated by this Agreement, including the Arrangement, shall be subject to satisfaction of the following conditions at or prior to the Effective Time, each of which may be waived (to the extent permitted by applicable Law) with the mutual consent of the Parties:

(a) The Acquiror Issued Securities that shall be issued to the holders of Company Common Shares pursuant to the Arrangement shall either be: (i) exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and in compliance with all applicable state securities laws; or (ii) registered pursuant to an effective registration statement under the U.S. Securities Act, and in either case, shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Acquiror).

(b) The Arrangement Resolution shall have been approved by the Company Requisite Shareholder Vote at the Company Special Meeting, and the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and otherwise reasonably satisfactory to Acquiror and shall not have been set aside or modified in a manner reasonably unacceptable to Acquiror on appeal or otherwise.

(c) The Acquiror Issued Securities that shall be issued to the holders of Company Common Shares pursuant to the Arrangement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement.

(e) (i) All waiting periods applicable to the transactions contemplated hereby under applicable Antitrust Laws in the jurisdictions set forth in Exhibit C shall have expired or terminated, and all approvals, clearances and rulings by, and filings with, Governmental Antirust Entities in respect of the transactions contemplated hereby under applicable Antitrust Laws in the jurisdictions set forth in Exhibit C (including Competition Act Approval) shall have been obtained or made; and (ii) if and only if section 16 of the Investment Canada Act applies to the transactions contemplated by this Agreement, Investment Canada Act Approval shall have been obtained or made.

Section 5.2. Additional Conditions to Obligation of Acquiror. The obligation of Acquiror to effect the Arrangement shall be further subject to satisfaction of the following conditions at or prior to the Effective Time (each of which is for the exclusive benefit of Acquiror and may only be waived (to the extent permitted by applicable Law), in whole or in part, by Acquiror in its sole discretion):

(a) Each of the representations and warranties of Company set forth in (i) Section 2.3 (Capitalization) shall be correct and complete in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; (ii) Section 2.1 (Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.4 (Authorization), Section 2.22 (Company Board Approval) Section 2.23 (Opinions of Financial Advisors) and Section 2.25 (No Brokers or Finders) shall be correct and complete in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and (iii) each of the other representations and warranties of Company set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except (A) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, (B) where such failures of the representations and warranties to be correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

(d) Company shall have delivered to Acquiror a certification (without personal liability) of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Acquiror) of Company to the effect that each of the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) is satisfied in all respects.

(e) The total number of Company Common Shares with respect to which Dissent Rights have been properly exercised and not withdrawn shall not exceed 8% of the outstanding Company Common Shares as of the Effective Date.

(f) To the extent required by Law, Company shall have delivered to Acquiror either (i) the consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government, or (ii) written comfort acceptable to Acquiror, acting reasonably, from the Ontario Ministry of Natural

Resources of its intention to issue a consent to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario Government; provided that, if such consent shall not be given solely as a result of a change in Law after the date hereof, this condition shall be deemed satisfied. For the purposes of this Section 5.2(f), “Tenures” shall mean all or substantially all of the Tenures, for which purpose “substantially all of the Tenures” shall mean all Tenures, other than Tenures with respect to which the failure to receive such consent or written comfort referred to in clauses (i) and (ii) above would not have the effect of reducing, impairing, suspending or terminating (other than in a de minimis manner) any rights or privileges enjoyed by Company as of the date of this Agreement.

(g) Company shall have delivered to Acquiror consents or waivers set forth on Section 5.2(g)  of the Company Disclosure Letter with respect to the transactions contemplated hereby, in each case in form and substance reasonably acceptable to Acquiror; provided that, if such consent shall not be given solely as a result of a change in Law after the hereof, this condition shall be deemed satisfied.

Section 5.3. Additional Conditions to Obligation of Company. The obligation of Company to effect the Arrangement shall be further subject to satisfaction of the following additional conditions at or prior to the Effective Time (each of which is for the exclusive benefit of Company and may only be waived (to the extent permitted by applicable Law), in whole or in part, by Company in its sole discretion):

(a) Each of the representations and warranties of Acquiror set forth in (i) Section 3.2 (Capitalization) shall be correct and complete in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; (ii) Section 3.1 (Organization and Qualification), Section 3.12 (Acquiror Board Approval) and Section 3.13 (No Brokers or Finders), shall be correct and complete in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date; and (iii) each of the other representations and warranties of Acquiror set forth in this Agreement (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be correct and complete in all respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except (A) to the extent such representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be correct and complete as of such date, and (B) where such failures of the representations and warranties to be correct and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b) Acquiror shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Date.

(c) No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

(d) Acquiror shall have delivered to Company a certification (without personal liability) of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Acquiror to the effect that each of the conditions specified in Section 5.3(a), Section 5.3(b) and Section 5.3(c) is satisfied in all respects.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote:

(a) by mutual written consent of Company and Acquiror;

(b) by either Party if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement or the Share Issuance, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party if such Law or Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by either Party if the Arrangement shall not have been consummated on February 24, 2018 (as such date may be extended pursuant to the immediately succeeding provisos, the “Outside Date”); provided that if one or more of the conditions to Closing set forth in Section 5.1(d) (as the result only of an Antitrust Law or Order enforced or imposed by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity) or Section 5.1(e) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article 5 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall automatically be extended to April 24, 2018; provided, further, that the right to terminate this Agreement pursuant this Section 6.1(c) shall not be available to a Party if the failure of the Arrangement to have been consummated on or before the Outside Date shall have been primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by either Party if all of the following shall have occurred: (i) the other Party shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement; (ii) such breach or failure to perform is reasonably expected to result in any condition set forth in Section 5.2(a) or Section 5.2(b) (in the case of a breach or failure to perform by Company) or Section 5.3(a) or Section 5.3(b) (in the case of a breach or failure to perform by Acquiror) to not be satisfied and (iii) such breach or failure to perform is incapable of being cured by the other Party prior to the date that is 30 days after receipt of written notice thereof or, if such breach or failure to perform is capable of being so cured, the other Party shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof; provided that the Party seeking to terminate this Agreement is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 5.2(a) or Section 5.2(b) (in the case of Acquiror seeking to terminate this Agreement) or Section 5.3(a) or Section 5.3(b) (in the case of Company seeking to terminate this Agreement), as applicable, to not to be satisfied;

(e) by either Party if the approval of the Arrangement Resolution shall not have been obtained by reason of the failure to obtain the Company Requisite Shareholder Vote at the Company Special Meeting (or any adjournment or postponement thereof);

(f) by Acquiror, prior to the time the Company Requisite Shareholder Vote is obtained, if (i) there shall have occurred a Company Adverse Recommendation Change or (ii) Company shall have materially violated or materially breached its obligations under Section 4.8; or

(g) by Company, prior to the time the Company Requisite Shareholder Vote is obtained, if (A) the Company Board shall have authorized Company to enter into a definitive agreement providing for a Superior Proposal that did not result from a material violation or material breach of this Agreement, and (B) substantially concurrent with termination of this Agreement, Company shall enter into a definitive agreement providing for a Superior Proposal that did not result from a material violation or material breach of this Agreement.

Notwithstanding the foregoing, neither Party may terminate this Agreement pursuant this Section 6.1, unless such Party shall have made all payments required to be made to the other Party pursuant to Section 6.2.

Section 6.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 6.1, then this Agreement (other than as set forth in this Section 6.2 and Article 7, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any Party (or of any of its Affiliates or its or their Representatives); provided, however, no such termination shall relieve either Party from any obligation to pay, if applicable, the amounts described in the other provisions of this Section 6.2 and neither Company nor Acquiror shall be relieved or released from any liabilities arising out of or in connection with fraud or willful and material breach of this Agreement.

(b) Company Termination Fees.

(i) Company agrees to pay Acquiror a termination fee equal to C$20,000,000 (the “Company Termination Fee”) if this Agreement is terminated, or at the time of termination, could have been terminated:

(A) by Acquiror pursuant to Section 6.1(f)(i);

(B) by Acquiror pursuant to Section 6.1(f)(ii), and prior to the date that is 12 months after the effective date of such termination, Company shall have consummated a Company Acquisition Proposal or entered into a definitive agreement with respect to a Company Acquisition Proposal that is later consummated (even if consummated after such 12-month period); provided that, for purposes of this Section 6.2(b)(i)(B), all references to “20% or more” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50% or more”;

(C) by Company pursuant to Section 6.1(g); or

(D) by Acquiror or Company pursuant to Section 6.1(e) or by Acquiror pursuant to Section 6.1(d) (as a result of a breach by Company of its covenants contained in this Agreement) and (1) at any time after the date of this Agreement and prior to such termination a Company Acquisition Proposal shall have been announced, disclosed or otherwise communicated to the Company Board, and (2) prior to the date that is 12 months after the effective date of such termination, Company shall have consummated a Company Acquisition Proposal or entered into a definitive agreement with respect to a Company Acquisition Proposal that is later consummated (even if consummated after such 12-month period); provided that, for purposes of this Section 6.2(b)(i)(D)(2), all references to “20% or more” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50% or more.”

(c) Acquiror Termination Fee. Acquiror agrees to pay Company a termination fee equal to C$20,000,000 (the “Acquiror Termination Fee”) if this Agreement is terminated by Company or Acquiror pursuant to Section 6.1(b) (as the result only of an Antitrust Law or Order enforced or imposed by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity) or Section 6.1(c) and, in each case at the time of such termination, each of the following exists: (i) any of the following conditions are not satisfied: Section 5.1(d) (but as the result only of an Antitrust Law or Order enforced or imposed by a Governmental Antitrust Entity or pursuant to provisions of the Investment Canada Act enforced or imposed by a Governmental Entity) or Section 5.1(e), and (ii) all of the other conditions set forth in Article 5 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date).

(d) Any Company Termination Fee or Acquiror Termination Fee required to be paid (i) pursuant to Section 6.2(b)(i)(A) shall be paid to Acquiror within two Business Days after termination of this Agreement; (ii) pursuant to Section 6.2(b)(i)(C) shall be paid to Acquiror at or prior to the termination of this Agreement; (iii) pursuant to Section 6.2(b)(i)(B) or Section 6.2(b)(i)(D) shall be paid to Acquiror on the consummation of such Company Acquisition Proposal; and (iv) pursuant to Section 6.2(c) shall be paid to Company within two Business Days after termination of this Agreement. All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient of the Company Termination Fee or Acquiror Termination Fee. In no event shall a Company Termination Fee or Acquiror Termination Fee be payable more than once by a Party.

Section 6.3. Acknowledgment. Each Party acknowledges that the agreements contained in Section 6.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the other Party would not enter into this Agreement, and that the amounts set out in Section 6.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which either Party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event the amounts set out in Section 6.2 are paid to the applicable Party (or as it directs), no other amounts will be due and payable as damages or otherwise by (i) the Party making such payments or (ii) in the case of payment of the Acquiror Termination Fee, the Party making such payments and any Financing Source, and the Party to whom such payments are made hereby accepts that such payments are the maximum aggregate amount that (i) the Party making such payments or (ii) in the case of payment of the Acquiror Termination Fee, the Party making such payments and any Financing Source, shall be required to pay in lieu of any damages or any other payments or remedy which the Party to whom such payments are made may be entitled to in connection with this Agreement, the transactions contemplated by this Agreement the Commitment Letter, the transactions contemplated thereby, the Financing or the performance of services with respect thereto; provided, however, that this limitation shall not apply in the event of fraud or willful and material breach by the Party making such payments or any of its Subsidiaries of its representations, warranties, covenants or agreements set forth in this Agreement (which breach and liability therefore shall not be affected by termination of this Agreement or any payment of the amounts set out in Section 6.2, as applicable).

Section 6.4. Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the Company Requisite Shareholder Vote is obtained but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of the Parties;

(d) waive compliance with or modify any mutual conditions precedent herein contained; or

(e) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party;

provided that (i) any such change or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and (ii) no amendment to or waiver of any DFS Provision that is materially adverse to any Financing Source shall be effective without the written consent of such Financing Source or any Commitment Party (as defined in the Commitment Letter) related to such Financing Source.

Section 6.5. Waiver. Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties or covenants set forth in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Acquiror and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 4.13(a), Article 6 or this Article 7 shall survive the Effective Time in accordance with their respective terms.

Section 7.2. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (a) as otherwise provided in Section 6.2, (b) except that the filing fee in connection with any filing made under all applicable Regulatory Laws for the acquisition of the Company Common Shares shall be shared equally by Company and Acquiror.

Section 7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

If to Company:

Tembec Inc.
4 Place Ville-Marie, Suite 100
Montréal, Québec H3B 2E7
Canada

Attention:	James Lopez, President and Chief Executive Officer Patrick LeBel, Vice President, General Counsel and Corporate Secretary
Facsimile:	(514) 871-1980

with copies to:

Stikeman Elliott LLP
1155 Rene-Levesque Boulevard West
41st Floor
Montréal, Québec H3B 3V2
Canada

Attention:	Pierre-Yves Leduc Sidney Horn
Facsimile:	(514) 397-3222

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
USA

Attention:	William M. Hartnett
Kimberly C. Petillo-Décossard
Ted B. Lacey
Facsimile:	(212) 378-2545

If to Acquiror:

Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207
USA

Attention:	Frank A. Ruperto, CFO and Senior Vice President, Finance and Strategy
Michael R. Herman, Senior Vice President, General Counsel and Corporate Secretary
Facsimile:	(904) 598-2250

(with copies to)

Wachtell, Lipton, Rosen & Katz
51 West 52nd St
New York, New York 10019
USA

Attention:	David K. Lam
Facsimile:	(212) 403-2000

McCarthy Tétrault LLP
Bureau 2500
1000, rue De La Gauchetière Ouest
Montréal, Québec H3B 0A2
Canada

Attention:	Clemens Mayr
Facsimile:	(514) 875-6246

Section 7.4. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, between the Parties with respect to the subject matter hereof; provided, however, that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.

(b) Except as provided in Section 4.14, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective permitted successors and permitted assigns; provided, however, that the Financing Sources shall be express third-party beneficiaries with respect to Section 6.2(c), Section 6.2(d), Section 6.3, the proviso to Section 6.4, this proviso to this Section 7.4(b), the second proviso to Section 7.6(a), the proviso to Section 7.6(b), Section 7.9 and Section 7.11, and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions as they pertain to any Financing Source (collectively, the “DFS Provisions”).

Section 7.5. Assignment; Binding Effect. No Party may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise, including a merger or amalgamation) without the prior written approval of the other Party, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that (i) Acquiror may assign its rights, interests and obligations to an Affiliate of Acquiror at any time (but no such assignment shall relieve Acquiror of its obligations under this Agreement) and (ii) this Section 7.5 shall not prohibit the assignment for security of Acquiror’s rights and interests hereunder to Secured Parties (as defined under the credit agreement referenced below (or any replacement, extension, renewal or refinancing thereof)) under the terms of Acquiror’s existing credit agreement with Bank of America, N.A. as administrative agent (or any replacement, extension, renewal or refinancing thereof) (but no such assignment shall relieve Acquiror of its obligations under this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 7.6. Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein; provided, notwithstanding the foregoing, subject in all respects to the provisions of any other agreement (including any commitment letter or definitive agreement relating to any financing) between any

Financing Source and any party hereto, all matters relating to any action or claim against any Financing Source, and all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any Financing Source in any way relating to the Commitment Letter or the performance thereof or the Financing, shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of Company and Acquiror hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Province of Québec for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the courts of the Province of Québec; provided, however, each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (including each Financing Source’s and its respective Affiliates’ respective officers, directors, employees, advisors, agents, Affiliates, controlling persons, successors, partners, representatives and assigns) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the transactions contemplated therein, or the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in the Federal courts, the U.S. District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 7.7. Severability. If the term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.8. Enforcement of Agreement. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 7.9. Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (including any legal proceeding against the Financing Sources arising out of or relating to this Agreement, the transactions contemplated hereby, the Commitment Letter, the transactions contemplated thereby, the Financing or the performance of services with respect thereto).

Section 7.10. Interpretation. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, (c) references to “C$” refer to Canadian Dollars and references to U.S.$ refer to U.S. Dollars and (d) “or” is used in the inclusive sense of “and/or.” The term “knowledge” when used in this Agreement with respect to Company or Acquiror, as applicable, shall mean the knowledge of the individuals listed on Section 7.10 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable, assuming reasonable inquiry. Whenever required by the context of this Agreement, the singular shall include the plural and vice versa. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires, references in this Agreement (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 7.11. No Recourse. Notwithstanding anything to the contrary herein, Company hereby agrees, on behalf of itself and its Affiliates, that none of the Financing Sources, Acquiror’s lenders and other Financing sources, and their respective directors, officers, employees, advisors, agents, Affiliates, controlling persons, successors, partners, representatives and assigns, shall have any liability or obligation to Company in connection with this Agreement, the transactions contemplated hereby, the Commitment Letter, the transactions contemplated thereby, the Financing or the performance of services with respect thereto (whether in contract, tort, equity or otherwise), and Company hereby agrees, on behalf of itself and its Affiliates, that none of Company or any of its Affiliates, shall assert any claim against any Financing Source or its respective Affiliates (including each Financing Source’s respective Affiliates and its and its Affiliates’ respective directors, officers, employees, advisors, agents, Affiliates, controlling persons, successors, partners, representatives and assigns) with respect to matters based upon, arising out of or relating to this Agreement, the Commitment Letter or the transactions contemplated herein or therein (including the Financing). Company, on behalf of itself and its Affiliates, hereby waives any and all claims and causes of action (whether in contract, tort, equity or otherwise) against the Financing Sources (including each Financing Source’s Affiliates and its and its Affiliates’ respective officers, directors, officers, employees, advisors, agents, Affiliates, controlling persons, successors, partners, representatives and assigns) that may be based upon, arise out of or relate to this Agreement, the Commitment Letter or the transactions contemplated hereby or thereby (including the Financing).

Section 7.12. Execution and Delivery. This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile, e-mail transmission of Adobe Acrobat files or other electronic means and all the counterparts and facsimile, e-mail or other electronic copies together constitute one and the same agreement, and such facsimile, e-mail or other electronic copies will be legally effective to create a valid and binding agreement between the parties.

Section 7.13. Definitions. For purposes of this Agreement,

“2012 IQ Loan Agreement” shall mean the Offre de prêt (Loan Offer) (File D129013) entered into on March 9, 2012, between Investissement Québec, Company, Tembec Industries Inc. and Tembec Énergie SEC., as amended prior to the date hereof.

“2013 IQ Loan Agreement” shall mean the Offre de prêt (Loan Offer) (File D135683) entered into on September 6, 2013, between Investissement Québec, Company, Tembec Industries Inc. and Tembec Énergie SEC., as amended prior to the date hereof.

“Acquiror Common Share VWAP” shall mean the volume weighted average price of a share of Acquiror Common Stock for a ten trading day period, starting with the opening of trading on the twelfth trading day prior to the Effective Date to the closing of trading on the third to last trading day prior to the Effective Date, as reported by Bloomberg, such amount to be converted in Canadian dollars using the Bank of Canada daily exchange rate on the third to last trading day prior to the Effective Date.

“Acquiror Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Acquiror as of December 31, 2016 and the footnotes thereto set forth in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2016.

“Acquiror Series A Preferred Stock” shall mean the 8.00% Series A Mandatory Convertible Preferred Stock of Acquiror, par value U.S.$0.01 per share.

“Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by”

and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Share Consideration” means the aggregate number of shares of Acquiror Common Stock to be issued to holders of Company Common Shares pursuant to Section 1.1(b).

“Antitrust Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or eliminating, restricting or lessening of competition (including the United States HSR Act, the Competition Act (Canada), the Anti-Monopoly Law of the People’s Republic of China and similar Laws).

“ARC” shall mean an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement.

“Articles of Arrangement” shall mean the articles of arrangement of Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall be in a form and substance satisfactory to Company and Acquiror, each acting reasonably, subject to any amendments or variations thereto made with the consent of Company and Acquiror, each acting reasonably.

“Business Day” shall mean any day on which banks are not required or authorized to close in the State of Florida, U.S.A., and the Province of Québec, Canada.

“Canadian Company Benefit Plan” shall mean each Company Benefit Plan maintained or contributed to for the benefit of any of the Canadian employees or former employees of Company or its Subsidiaries or their respective dependent or beneficiaries.

“Canadian Securities Authorities” shall mean the applicable securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” shall mean all of the Canadian provincial and territorial securities acts or similar statutes together with all applicable regulations, rules, statements, notices, blanket orders or ruling and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Certificate of Arrangement” shall mean the certificate of arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of Competition appointed pursuant to the Competition Act (Canada) or a Person designated or authorized pursuant to the Competition Act (Canada) to exercise the powers and perform the duties of the Commissioner of Competition.

“Company Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or unwritten) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, profit sharing, severance, retention, termination, retirement, pension, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefits, supplementary retirement, welfare benefits, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or individual independent contractors of Company or its Subsidiaries, other than any Multiemployer Plan, the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a Province, and any employment, parental or workers’ compensation insurance provided by Canadian federal or provincial Laws.

“Company Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Company as of December 24, 2016 and the footnotes thereto filed with the Canadian Securities Authorities.

“Company Share-Based Plans” shall mean, collectively, Company’s Long-Term Equity Based Plan for Executives and Key Employees and Company’s Share Unit Plan for Non-Executive Directors.

“Competition Act Approval” shall mean any of: (a) the issuance of ARC; (b) Acquiror and Company have given the notice under section 114 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act (Canada) has expired or has been terminated in accordance with the Competition Act (Canada), or (c) the obligation to give the requisite notice with respect to the transactions contemplated by this Agreement has been waived pursuant to paragraph 113(c) of the Competition Act (Canada), provided that in the case of (b) or (c), Acquiror has been advised in writing by the Commissioner that he does not, at that time, intend to make an application under section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement.

“Competition Act (Canada)” shall mean the Competition Act (Canada), as amended, and the regulations thereunder.

“Compliant” shall mean, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances under which it was furnished.

“Consideration Cash Value” shall mean the sum of (a) the product of (i) the Per Share Cash Amount multiplied by (ii) 0.633 plus (b) the product of (i) the Exchange Ratio multiplied by (ii) 0.367 multiplied by (iii) the Acquiror Common Share VWAP.

“Contract” shall mean any written or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement.

“Depositary” shall mean such Person as Company may appoint to act as depositary in relation to the Arrangement, with the approval of Acquiror, acting reasonably.

“Director” shall mean the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” shall mean the rights of dissent in favor of the registered holders of Company Common Shares in respect of the Arrangement as described in Section 5.1 of the Plan of Arrangement.

“Effective Date” shall mean the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” shall mean 12:01 a.m., Eastern Time, on the Effective Date or such other time as agreed to by Acquiror and Company in writing.

“Election Deadline” shall mean the deadline set forth in Section 4.1(b) of the Plan of Arrangement, by which time a Letter of Transmittal and Election Form properly completed and signed and accompanied by the requisite documents must be received by the Depository in order for an Election to be valid.

“Environment” means all or any part of the following media (alone or in combination): air (including the atmosphere and the air within any structure or underground space); water (including sea, seabed, marine sediments and any marine organisms and ecosystem, groundwater and any water under or within land and coastal and inland waters); land (including subsoil and land under water) and any organisms or systems supported by those media (including habitats, species and humans).

“Environmental Laws” means any Laws relating to the Environment or public health and safety including those relating to the manufacture, transport, handling or disposal of hazardous substances, assessment and remediation of contaminated media and protection of the Environment.

“Equity Interests” shall mean (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fairness Opinions” shall mean the opinions of Scotiabank and National Bank to the effect that, as of the date of this Agreement, the Consideration to be received by the shareholders of Company is fair, from a financial point of view, to such shareholders.

“Final Order” shall mean the final order of the Court pursuant to Section 192 of the CBCA in a form reasonably acceptable to Company and Acquiror, approving the Arrangement as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror on appeal.

“Financing Sources” shall mean the entities that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated by this Agreement, including the parties to the Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and their respective Affiliates, officers, directors, employees and representatives involved in the Financing and their respective successors and assigns.

“First Nations” shall mean any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), Inuit person or people, First Nation person or people, Métis person or people, indigenous person or people or aboriginal person or people of Canada and any person or group representing, or purporting to represent, any of the foregoing.

“First Nations’ Claims” shall mean any claims, assertions or demands, written or oral, whether proven or unproven, made by any First Nations to the Company, any of the Company’s Subsidiary or a Government Entity or any representative thereof, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Company Owned Real Property and the Company Leased Real Property.

“Governmental Antitrust Entity” shall mean any federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws.

“Governmental Entity” shall mean any international, multinational, national, federal, provincial, state, municipal, local or foreign governmental authority (including, with respect to France, any regional or departmental direction of a ministry and any independent administrative authority), any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, any quasi-governmental or private body exercising any executive, regulatory, judicial, tribunal, administrative, taxing, importing or other governmental or quasi-governmental authority, or any stock exchange.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Canadian Institute of Chartered Accountants.

“Insolvency Proceedings” shall mean any amicable or judicial reorganization, liquidation, winding-up, bankruptcy, “procédure d’alerte,” “procédure de règlement amiable,” “redressement judiciaire,” “liquidation judiciaire,” “administration judiciaire,” “suspension provisoire des poursuites,” “procédure de sauvegarde,” “procédure de sauvegarde accélérée,” “procédure de conciliation,” “mandat ad hoc” or other similar procedure to prevent or cure insolvency situations (or any analogous proceedings).

“Integrated Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of September 19, 2013, among Tembec Energy LP, as borrower, Company, as parent, the lenders from time to time party thereto and Integrated Private Debt Fund III LP., as administrative agent, as amended prior to the date hereof.

“Intellectual Property Rights” shall mean rights in the following: (a) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (e) all registrations of any of the foregoing and all applications therefor.

“Interim Order” shall mean the interim order of the Court made pursuant to the CBCA in a form reasonably acceptable to Company and Acquiror, providing for, among other things, the calling and holding of the Company Special Meeting, as the same may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld.

“Investment Canada Act” shall mean the Investment Canada Act (Canada), as amended, and the regulations thereunder.

“Investment Canada Act Approval” shall mean that the Minister has sent a notice to Acquiror stating that the Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or the Minister has been deemed in accordance with the Investment Canada Act to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada.

“Law” shall mean any statute, law (including common law), ordinance, rule, regulation, (including European Union directives and regulations), code, circulars (including French ministerial circulars regarding polluted soils), order, judgment, injunction, writ, decree, award, governmental guideline, interpretation having force of law or bylaws or other legally binding requirement, in each case of a Governmental Entity.

“Liens” shall mean mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, rights-of-way, rights of refusal, restriction on use or other restrictions, preferential right, “usufruit” or other real or personal right (“droit réel ou personnel”), prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

“Marketing Period” shall mean the first period of 17 consecutive New York Business Days after the date of this Agreement during and at the end of which (a) Acquiror shall have received delivery of or had access to the Required Information that is Compliant, and (b) the conditions set forth in Section 5.1 and Section 5.2 shall have been satisfied (other than Section 5.2(e) and Section 5.1(e), and those conditions that by their nature are to be satisfied at the Closing) or (to the extent permitted by applicable Law) waived and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 5.1 or Section 5.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 17 consecutive New York Business Day period; provided that (x) July 3, 2017 and November 24, 2017 shall not be included as New York Business Days for such purpose, (y) the Marketing Period shall either end on or prior to August 18, 2017 or, if the Marketing Period has not ended on or prior to August 18, 2017, then the Marketing Period shall commence no earlier than September 5, 2017 and (z) the Marketing Period shall either end on or prior to December 15, 2017 or, if the Marketing Period has not ended on or prior to December 15, 2017, then the Marketing Period shall commence no earlier than January 2, 2018; provided, further, that if Company shall in good faith reasonably believe that it has provided the Required Information and that the Required Information is Compliant, it may deliver to Acquiror a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to Required Information that is Compliant), in which case Company shall be deemed to have complied with such obligation to deliver or provide access to Required Information that is Compliant, and such 17 consecutive New York Business Day period shall be deemed to have commenced, on the date such notice is received by Acquiror, unless Acquiror in good faith reasonably believes Company has not completed delivery of, or provided access to, Required Information that is Compliant or that clause (b) of this definition has not been satisfied and, within five New York Business Days after the delivery of such notice by Company, delivers a written notice to Company to that effect (stating in good faith, to the extent reasonably practicable, which items of Required Information Company has not delivered or provided access to or are not Compliant or which applicable conditions in Section 5.1 or Section 5.2 are not satisfied (other than Section 5.2(e) and Section 5.1(e) and those conditions that by their nature are to be satisfied at the Closing). Notwithstanding anything in this definition to the contrary, (I) the Marketing Period shall end on any earlier date prior to the expiration of the 17 consecutive New York Business Day period if the Financing is consummated on such earlier date and (II) the Marketing Period shall not commence or be deemed to have commenced (A) prior to the mailing of the Proxy Statement / Circular or (B) if, after the date hereof and prior to the completion of such 17 consecutive New York Business Day period, (1) Company’s independent accountants shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of Company for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Acquiror, or (2) Company publicly announces its intention to (or determines that it must) restate any historical financial statements or other historical financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not be deemed to commence unless and until such restatement has been completed or Company has publicly announced that it has concluded that no such restatement shall be necessary.

“Material Adverse Effect” shall mean, with respect to any Person, any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to be material and adverse to the business, results of operations, capital, properties, condition (financial or otherwise), assets (tangible or intangible) or liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) of such Person and its Subsidiaries taken as a whole, except any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of (a) any change in global, national or regional political, regulatory or legislative conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (b) any change generally affecting the industries, in which such Person or any of its Subsidiaries operates; (c) any geopolitical conditions, outbreak of hostilities, act of terrorism, war (whether declared or undeclared) or sabotage or other military actions (including any escalation or general worsening of any such hostilities, acts of terrorism, war or sabotage or other military actions); (d) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (e) any adoption, proposed implementation or change in applicable Law, or any changes in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (f) any global or national changes or developments in or relating to currency exchange rates or interest rates; (g) any action taken or refrained from being taken, in each case to which the other Party has expressly approved, consented to or requested in writing following the date of this Agreement; (h) any change in the market price or trading volume of such Person’s securities (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (i) any failure by such Person to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); or (j) the negotiation, execution, performance or announcement of this Agreement or the consummation of the transactions contemplated herein, except, in the case of clauses (a)-(f) above, to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect).

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Acquiror Common Stock immediately prior to the entry into this Agreement, rounded down to the nearest whole share.

“Minister” shall mean the Canadian Minister of Innovation, Science and Economic Development.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“New York Business Day” shall mean any day on which banks are not required or authorized to close in the State of New York.

“Offering Documents” shall mean offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, road show materials, rating agency materials and presentations, and similar documents and materials, in connection with the Financing.

“Order” shall mean any order, writ, injunction, judgment, plan, “arrêté,” “ordonnance” or decree of any Governmental Entity.

“Party” or “Parties” shall mean Acquiror or Company, as the case may be.

“Permitted Lien” shall mean (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals, provisions or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (b) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business on a basis consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law with respect to real property, including zoning, building or similar restrictions, as well as Liens consisting of (i) easements, rights-of-way, servitudes, restrictions and similar rights in real property and (ii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any similar grant from a Governmental Entity in jurisdictions other than Canada; provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the ordinary conduct of Company’s business or materially impair the continued use or operation of such real property for the purpose for which is it currently used or to be used as of immediately prior to Closing, or (d) pledges or deposits in the ordinary course of business on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance, and other social security legislation.

“Person” shall mean an individual, a corporation, a partnership, “groupement d’intérêt économique,” “société civile,” “société de personnes,” “société en participation,” “société en nom collectif,” a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

“Proxy Circular” shall mean the notice of the Company Special Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the shareholders of Company in connection with the Company Special Meeting, as amended, supplemented or otherwise modified from time to time.

“Regulatory Law” shall mean any (a) Law that is designed or intended to prohibit, restrict or regulate foreign investment (including the Investment Canada Act) or (b) Antitrust Law.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Authorities” shall mean the Canadian Securities Authorities and the SEC.

“Share Encumbrances” shall mean any (a) Lien, (b) shareholders’ agreement, voting trust, proxy, power of attorney or similar instrument, (c) right or privilege capable of becoming a shareholders’ agreement, voting trust, proxy, power of attorney or other instrument affecting the Equity Interests and (d) restriction affecting the ability of any holder of the Equity Interests to exercise all ownership rights thereto.

“Subsidiaries” of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

“Tax Return” shall mean a return, information return, withholding statement, report, election, designation, estimate, claim for refund or other information, form or statement required to be filed in accordance with applicable Laws in connection with, the calculation, determination, assessment, collection or payment of any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

“Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, tariffs, duties, imposts or other assessments, including all net income, gross income, sales and use, goods and services, ad valorem, transfer, registration, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, capital production, business and occupation, disability, Federal Insurance Contributions Act, employment, governmental plan premiums and contributions, payroll, social security or gains tax or charge (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest, fines and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not.

“Temiscaming Project Financing Agreements” shall mean, collectively, the 2012 IQ Loan Agreement, the 2013 IQ Loan Agreement and the Integrated Credit Agreement.

“Tenure” shall mean all forest licenses, tree farm licenses, timber sale licenses, timber quotas, pulpwood agreements and other Contracts granting harvest rights under the Québec Sustainable Forest Development Act, R.S.Q., C A-18.1 and the Ontario Crown Forest Sustainability Act, S.O. 1994, c 25 or similar legislation in any other jurisdictions held by Company and its subsidiaries.

“TSX” shall mean the Toronto Stock Exchange.

“U.S. Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“U.S. Securities Laws” shall mean all applicable U.S. federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of the New York Stock Exchange.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Arrangement Agreement as of the day and year first written above.

Rayonier Advanced Materials Inc.

By:	/s/ Paul G. Boynton
	Name:	Paul G. Boynton
	Title:	Chairman, President and Chief Executive Officer

Tembec Inc.

By:	/s/ James Lopez
	Name:	James Lopez
	Title:	President and Chief Executive Officer

[Signature Page to Arrangement Agreement]

EXHIBIT A

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“2012 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D129013) entered into on March 9, 2012, between Investissement Québec, Company, Tembec Industries Inc. and Tembec Énergie SEC., as amended prior to the date hereof;

“2013 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D135683) entered into on September 6, 2013, between Investissement Québec, Company, Tembec Industries Inc. and Tembec Énergie SEC., as amended prior to the date hereof;

“Acquiror” means Rayonier Advanced Materials Inc., a corporation organized and existing under the laws of the State of Delaware;

“Acquiror Common Share VWAP” means the volume weighted average price of a share of Acquiror Common Stock for a ten trading day period, starting with the opening of trading on the twelfth trading day prior to the Effective Date to the closing of trading on the third to last trading day prior to the Effective Date, as reported by Bloomberg, such amount to be converted in Canadian dollars using the Bank of Canada daily exchange rate on the third to last trading day prior to the Effective Date;

“Acquiror Common Stock” means shares of common stock, par value U.S.$0.01 per share, of Acquiror;

“Affected Securities” means, collectively, the Company Common Shares, Company DSU Awards and the IQ Warrants;

“Affected Securityholders” means, collectively, the Company Shareholders, the holders of any of the Company DSU Awards and the holders of any of the IQ Warrants;

“Aggregate Share Consideration” means the aggregate number of shares of Acquiror Common Stock to be issued to Company Shareholders pursuant to the Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of Company and Acquiror, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement, dated as of May 24, 2017, by and between Tembec Inc. and Rayonier Advanced Materials Inc., as the same may be amended, amended and restated or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Shareholders to be considered at the Company Special Meeting, approving this Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement of Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall include this Plan of Arrangement and otherwise be in a form and substance satisfactory to Company and Acquiror, each acting reasonably, subject to any amendments or variations thereto made with the consent of Company and Acquiror, each acting reasonably;

“Business Day” means any day on which banks are not required or authorized to close in the State of Florida, U.S.A., and the Province of Québec, Canada;

“Cash Consideration Number” means the product (rounded up to the nearest whole share) of (i) 0.633 and (ii) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (excluding Company Common Shares owned, directly or indirectly, by Acquiror), as adjusted pursuant to Section 4.2(d);

“Cash Electing Share” means a Company Common Share to be exchanged for the Per Share Cash Amount as determined pursuant to Section 4.1 and Section 4.2;

“Cash Election Number” shall have the meaning ascribed thereto in Section 4.2(b);

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Company” means Tembec Inc., a corporation continued and existing under the laws of Canada;

“Company Common Shares” means common shares in the capital of Company;

“Company Director DSUs” means share units granted pursuant to the Company Director DSU Plan;

“Company Director DSU Plan” means the Company’s Share Unit Plan for Non-Executive Directors, as amended from time to time;

“Company DSU Awards” means, collectively, the Company Employee DSUs, Company Employee PCSUs, Company Employee Performance DSUs and Company Director DSUs;

“Company Employee DSU Plan” means the Company’s Long-Term Equity Based Plan for Executives and Key Employees, as amended from time to time;

“Company Employee DSUs” means non-performance deferred share units granted pursuant to Part A of the Company Employee DSU Plan;

“Company Employee PCSUs” means performance-conditioned share units granted pursuant to Part B of the Company Employee DSU Plan;

“Company Employee Performance DSUs” means performance-conditioned deferred share units granted pursuant to Part A of the Company Employee DSU Plan;

“Company Shareholders” means the registered and/or beneficial holders of the Company Common Shares, as the context requires;

“Company Special Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Consideration Cash Value” means the sum of (a) the product of (i) the Per Share Cash Amount multiplied by (ii) 0.633 plus (b) the product of (i) the Exchange Ratio multiplied by (ii) 0.367 multiplied by (iii) the Acquiror Common Share VWAP;

“Contract” means any written or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement;

“Court” means the Superior Court of Québec, or other court having jurisdiction in respect of the Arrangement, as applicable;

“Depositary” means such Person as Company may appoint to act as depositary in relation to the Arrangement, with the approval of Acquiror, acting reasonably;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” shall have the meaning ascribed thereto in Section 5.1 of this Plan of Arrangement;

“Dissenting Shareholder” means a registered Company Shareholder who has validly exercised its Dissent Rights and has neither withdrawn, nor been deemed to have withdrawn, such exercise of Dissent Rights, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such registered Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m., Eastern Time, on the Effective Date or such other time as agreed to by Acquiror and Company in writing;

“Election Deadline” means has the meaning set forth in Section 4.1(b);

“Exchange Ratio” means 0.2302;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form reasonably acceptable to Company and Acquiror, approving the Arrangement, as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror) on appeal;

“Governmental Entity” means any international, multinational, national, federal, provincial, state, municipal, local, foreign or other governmental authority (including, with respect to France, any regional or departmental direction of a ministry and any independent administrative authority), any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, any quasi-governmental or private body exercising any executive, regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority, or any stock exchange;

“Interim Order” means the interim order of the Court made pursuant to Section 192(4) of the CBCA providing for, among other things, the calling and holding of the Company Special Meeting, as such order may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld;

“IQ Warrants” means each warrant to purchase Company Common Shares pursuant to any of the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement that is outstanding and unexercised as of immediately prior to the Effective Time;

“Laws” means any statute, law (including common law), ordinance, rule, regulation (including European Union directives and regulations), code, circulars (including French ministerial circulars regarding polluted soils), order, judgment, injunction, writ, decree, award, governmental guideline, interpretation having force of law or bylaws or other legally binding requirement, in each case of a Governmental Entity;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be sent by Company to Company Shareholders in connection with the Arrangement;

“Lien” means mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, rights-of-way, rights of refusal, restriction on use or other restrictions, preferential right, “usufruit” or other real or personal right (“droit réel ou personnel”), prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Acquiror Common Stock immediately prior to the execution of the Arrangement Agreement, rounded down to the nearest whole share;

“Per Share Cash Amount” means, in the case of a Cash Electing Share, C$4.05 in cash per Company Common Share;

“Per Share Stock Consideration” means, in the case of a Stock Electing Share, 0.2302 of a share of Acquiror Common Stock;

“Person” includes an individual, a corporation, a partnership, “groupement d’intérêt économique”, “société civile”, “société de personnes”, “société en participation”, “société en nom collectif”, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity;

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations hereto made in accordance with the terms hereof or of the Arrangement Agreement or upon the direction of the Court in the Final Order;

“Shortfall Number” shall have the meaning ascribed thereto in Section 4.2(c);

“Stock Electing Share” means a Company Common Share to be exchanged for the Per Share Stock Consideration as determined pursuant to Section 4.1 and Section 4.2;

“Subsidiary” of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“U.S Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

Section 1.2	Interpretation.

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)	“this Plan of Arrangement” means this Plan of Arrangement, including the recitals and all appendices hereto, and not any particular Article, Section,

Subsection, clause or other subdivision, recital schedule or exhibit hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, clause or other subdivision, recital or Appendix hereof;

(c)	all references in this Plan of Arrangement to a designated Article, Section, Subsection, clause or other subdivision, recital, schedule or exhibit hereof are references to the designated Article, Section, clause or other subdivision, recital or Appendix to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections, clauses and other subdivisions, recitals, schedules and exhibits, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof; and

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments.

Section 1.3	Date for Any Action.

If the date on which any action is required to be taken hereunder by a party is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

Section 1.4	Currency.

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “C$” refers to Canadian dollars.

Section 1.5	Time.

Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2

ARRANGEMENT AGREEMENT

Section 2.1	Arrangement Agreement.

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.2	Arrangement Agreement.

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Amendment, will become effective, and be binding on Acquiror, Company, all Company Shareholders, all holders and beneficial owners of Company DSU Awards and IQ Warrants, including Dissenting Shareholders, the registrar and transfer agent of Company, the Depositary and all other Persons, in each case, at and after, the Effective Time without any further act or formality required on the part of any Person.

ARTICLE 3

ARRANGEMENT

Section 3.1	Arrangement.

Pursuant to the Arrangement, at the Effective Time, the following transactions shall occur and shall be deemed to occur consecutively in the following order and at the following times without any further authorization, act or formality:

(a)	first, at the Effective Time, the following transactions shall occur simultaneously:

(i)	each Company Employee DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount of the Consideration Cash Value, and each such Company Employee DSU shall immediately be cancelled;

(ii)	each Company Employee Performance DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value and each such Company Employee Performance DSU shall immediately be cancelled, provided that any Company Employee Performance DSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iii)	each Company Employee PCSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value and each such Company Employee PCSU shall immediately be cancelled, provided that any Company Employee Performance PCSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iv)	each Company Director DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Director DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value, and each such Company Director DSU shall immediately be cancelled;

(v)	notwithstanding the foregoing, any payment or settlement in respect of a Company DSU Award that immediately prior to the exchange described in this Section 3.1(a) constituted deferred compensation subject to Section 409A of the U.S. Internal Revenue Code shall be made on the earliest practicable payment or settlement date for such Company DSU Award that does not give rise to a violation of, or the imposition of taxes or penalties under, Section 409A of the U.S. Internal Revenue Code;

(b)	second, and five minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each IQ Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive from the Acquiror an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Consideration Cash Value over the exercise price per Company Common Share of such IQ Warrant, multiplied by (ii) the number of Company Common Shares subject to such IQ Warrant as of immediately prior to the Effective Time; provided that any IQ Warrant that has an exercise price per Company Common Share that equals or exceeds the Consideration Cash Value shall be cancelled for no consideration.

(c)	third, and ten minutes after the Effective Time, all Company Common Shares held by Dissenting Shareholders shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for a debt claim against Acquiror in an amount determined in accordance with Section 5.1 hereof, and

(i)	such Dissenting Shareholders shall cease to be the holders of such Company Common Shares and to have any rights as Company Shareholders other than the right to be paid the fair value for such Company Common Shares as set out in Section 5.1;

(ii)	the name of each such holder will be removed as Company Shareholders, as applicable, from the registers of Company Shareholders, as applicable, maintained by or on behalf of Company in respect of such Company Common Shares; and

(iii)	Acquiror shall be deemed to be the transferee of such Company Common Shares (free and clear of any Liens) and shall be entered in the registers of Company Shareholders maintained by or on behalf of Company.

(d)	fourth, and fifteen minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each Company Common Share that is a Cash Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for the Per Share Cash Amount; and

(ii)	each Company Common Share that is a Stock Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for the Per Share Stock Consideration.

ARTICLE 4

ARRANGEMENT MECHANICS

Section 4.1	Election.

(a)	With respect to the transfer or exchange, surrender and cancellation of securities effected hereunder:

(i)	each Company Shareholder may elect (A) the number of its Company Common Shares to be exchanged for the Per Share Stock Consideration, (B) the number of its Company Common Shares to be exchanged for the Per Share Cash Amount, subject to proration as set forth in Section 4.2 and rounding as set forth in Section 4.3; provided that any Company Shareholder who makes an election shall waive all Dissent Rights in connection with making such election;

(ii)	such election, as provided for in Section 4.1(a)(i), shall be made by depositing with the Depositary, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Company Shareholder’s election, together with, as applicable, any certificates representing such Company Common Shares and any such additional documents and instruments as may be required in the Letter of Transmittal and Election Form and as the Depositary may reasonably require; and

(iii)

any Company Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 4.1 and the Letter of Transmittal and Election Form (including Company Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Company Common Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Company Common Share, the Per Share Stock Consideration.

(b)	Letters of Transmittal and Election Forms must be received by the Depositary on or before the date that is three (3) Business Days prior to the Effective Date (the “Election Deadline”), unless otherwise agreed in writing by Acquiror and Company. Company shall provide at least two (2) Business Days’ notice of the Election Deadline to Company Shareholders by means of a news release disseminated on a newswire.

(c)	Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Company Shareholder.

Section 4.2	Proration.

(a)	The total number of Company Common Shares to be entitled to receive the Per Share Cash Amount shall be equal to the Cash Consideration Number and all other Company Common Shares shall be entitled to receive the Per Share Stock Consideration, subject to rounding as set forth in Section 4.3.

(b)	In the event that the aggregate number of Company Common Shares for which Company Shareholders have elected to receive the Per Share Cash Amount pursuant to Section 4.1 (such number, the “Cash Election Number”) exceeds the Cash Consideration Number, then

(i)	each Company Common Share in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1 shall be deemed to be a Stock Electing Share; and

(ii)	the number of Company Common Shares of each Company Shareholder for which such Company Shareholder has elected to receive the Per Share Cash Amount pursuant to Section 4.1 and that shall be deemed to be Cash Electing Shares shall be equal to the product obtained by multiplying (x) the number of Company Common Shares in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 by (y) a fraction, the numerator of which is the Cash Consideration Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Company Common Share, and the remaining number of Company Common Shares in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 shall be deemed to be Stock Electing Shares.

(c)	In the event that the Cash Election Number is less than the Cash Consideration Number (the amount by which the Cash Consideration Number exceeds the Cash Election Number, the “Shortfall Number”), then

(i)	each Company Common Share in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 shall be deemed to be a Cash Electing Share; and

(ii)	the number of Company Common Shares of each Company Shareholder for which such Company Shareholder has elected, or is deemed to have elected, to receive the Per Share Stock Consideration pursuant to Section 4.1 and that shall be deemed to be Cash Electing Shares shall be equal to the product obtained by multiplying (x) the number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1 by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1, rounded to the nearest whole Company Common Share, and the remaining number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration shall be deemed to be Stock Electing Shares.

(d)	If the Aggregate Share Consideration to be issued in connection with the Arrangement would exceed the Maximum Share Number, the Cash Consideration Number for all purposes under the Plan of Arrangement will be increased by the minimum extent necessary such that the Aggregate Share Consideration does not exceed the Maximum Share Number.

Section 4.3	No Fractional Acquiror Common Stock.

(a)	In no event shall a Company Shareholder be entitled to a fractional Acquiror Common Stock. Where the aggregate number of Acquiror Common Stock to be issued to a Company Shareholder pursuant to Section 3.1(d)(ii) and Section 4.4(c) would result in a fraction of an Acquiror Common Stock being issuable, (i) the number of Acquiror Common Stock to be received by such former Company Shareholder shall be rounded down to the nearest whole Acquiror Common Stock, and (ii) such former Company Shareholder shall receive a cash payment representing such former Company Shareholder’s proportionate interest, if any, in the proceeds from the sale by the Depositary (reduced by any fees of the Depositary attributable to such sale), as agent for such former Company Shareholders, in one or more transactions of Acquiror Common Stock (which Acquiror shall issue to the Depositary on behalf of such Company Shareholders) equal to the excess of (a) the aggregate number of shares of Acquiror Common Stock that otherwise would, if this Section 4.3(a) did not apply, be issued to the Company Shareholders pursuant to Section 3.1(d)(ii) and Section 4.4(c) over (b) the aggregate number of whole shares of Acquiror Common Stock issued as a result of this Section 4.3(a).

Section 4.4	Transfer of Securities

(a)	With respect to each holder of any of the Company DSU Awards outstanding before the Effective Time, upon and at the time of the disposition of each of the Company DSU Awards effected pursuant to Section 3.1(a)(i) through Section 3.1(a)(iv) as applicable:

(i)	such holder of any of the Company DSU Awards shall cease to be a holder of Company DSU Awards, and the name of such holder of any of the Company DSU Awards shall be removed from the register or account of holders of Company DSU Awards, maintained by or on behalf of the Company;

(ii)	the Company Employee DSU Plan and the Company Director DSU Plan shall be cancelled and all agreements relating to any of the Company DSU Awards shall be terminated and shall be of no further force and effect (and all rights issued thereunder shall expire); and

(iii)	Company shall pay to such holder of Company DSU Awards the cash amount payable to such holder of Company DSU Award pursuant to Section 3.1(a)(i) through Section 3.1(a)(iv) as applicable.

(b)	With respect to each holder of any of the IQ Warrants outstanding before the Effective Time, upon and at the time of the disposition of the IQ Warrants effected pursuant to Section 3.1(b):

(i)	such holder of any of the IQ Warrants shall cease to be a holder of IQ Warrants and the name of such holder shall be removed from the register or account of holders of IQ Warrants maintained by or on behalf of Company;

(ii)	the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement shall be terminated and shall be of no further force and effect (and all rights issued thereunder shall expire); and

(iii)	Acquiror shall pay to such holder of IQ Warrants the cash amount payable to such holder of IQ Warrants pursuant to Section 3.1(b)(i).

(c)	With respect to Company Shareholders (other than Dissenting Shareholders), immediately before the Effective Time, upon and at the time of the transfer of Company Common Shares effected pursuant to Section 3.1(d)(i) and Section 3.1(d)(ii), as applicable:

(i)	such Company Shareholder shall cease to be a Company Shareholder, and the name of such Company Shareholder shall be removed from the register of Company Shareholders maintained by or on behalf of Company;

(ii)	Acquiror shall become the transferee (free and clear of all Liens) of such Company Common Shares transferred to Acquiror in accordance with Section 3.1(d)(i) and Section 3.1(d)(ii), and shall be added to the register of holders of Company Common Shares maintained by or on behalf of Company;

(iii)	Acquiror shall pay and deliver to each Company Shareholder, the Per Share Cash Amount payable and deliverable to such Company Shareholder pursuant to Section 3.1(d)(i);

(iv)	Acquiror shall pay and deliver to each Company Shareholder the Per Share Stock Consideration payable and deliverable to such Company Shareholder pursuant to Section 3.1(d)(ii), and the name of such Company Shareholder shall be added to the register of holders of Acquiror Common Stock maintained by or on behalf of Acquiror;

(v)	an amount equal to the total of all amounts each of which is the fair market value of the Company Common Shares (or portion thereof) transferred to Acquiror by a Company Shareholder in exchange for the issuance by Acquiror of the Per Share Stock Consideration shall be added to the stated capital account maintained by Acquiror for the Acquiror Common Stock, and Acquiror shall be deemed to have purchased each such Company Common Share (or portion thereof) for a purchase price equal to such fair market value.

ARTICLE 5

DISSENT PROCEDURES

Section 5.1	Rights of Dissent.

(a)	Registered Company Shareholders (other than Acquiror and its affiliates) may exercise dissent rights with respect to Company Common Shares held by such Dissenting Shareholders (“Dissent Rights”), in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 5.1; provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Section 190(5) of the CBCA must be received by Company not later than 5:00 p.m., Eastern Time, two Business Days immediately preceding the date of the Company Special Meeting (as it may be adjourned or postponed from time to time).

(b)	Each Dissenting Shareholder who duly exercises its Dissent Rights in accordance with this Section 5.1 shall be deemed to have assigned and transferred all Company Common Shares held by such Dissenting Shareholder, and in respect of which Dissent Rights have been validly exercised, to Acquiror free and clear of all Liens, as provided in Section 3.1(c) and if such Dissenting Shareholder:

(i)	is ultimately entitled to be paid fair value for its Company Common Shares, such Dissenting Shareholder: (A) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(c)); (B) will be entitled to be paid the fair value of such Company Common Shares by Acquiror, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Company Common Shares; or

(ii)	ultimately is not entitled, for any reason, to be paid fair value for such Company Common Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares and shall be deemed to have elected to receive for such Company Common Shares the consideration set forth in Section 4.1(a)(iii).

Section 5.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall Acquiror, Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of the Company Common Shares in respect of which such Dissent Rights are purported to be exercised.

(b)

For greater certainty, in no case shall Acquiror, Company or any other Person be required to recognize any Dissenting Shareholder as a holder of Company Common Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 3.1(c), and the name of such Dissenting Shareholder shall be removed from the register of Company Shareholders as to those Company Common Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(c) occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following Persons shall be entitled to exercise Dissent Rights: (i) any holder of any of the Company DSU Awards of the IQ Warrants; (ii) any Company Shareholder who votes or has instructed a proxyholder to vote such Company Shareholder’s Company Common Shares in favour of the Arrangement Resolution (but only in respect of such Company Common Shares); and (iii) any Company Shareholder who has made an election pursuant to Section 4.1.

ARTICLE 6

DELIVERY OF CONSIDERATION

Section 6.1	Delivery of Consideration.

(a)	At or before the Effective Time, (i) Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Company Shareholders, the aggregate cash amount required for the payments in respect of each Company Common Share pursuant to Section 4.4(c), (ii) Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the holders of any of the IQ Warrants, the aggregate cash amount required for the payments in respect of each of the IQ Warrants pursuant to Section 4.4(b) and (iii) Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Company Shareholders, a treasury order or other evidence regarding the issuance of, the aggregate number of Acquiror Common Stock required in respect of each Company Common Share pursuant to Section 4.4(c), and (iv) unless otherwise agreed to in writing by Acquiror and Company, Company shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the holders of any of the Company DSU Awards, the aggregate cash amount required for the payments in respect of each of the Company DSU Awards pursuant to Section 4.4(a).

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares, together with a duly completed and executed Letter of Transmittal and Election Form and any such additional documents and instruments as the Depositary may reasonably require, each Company Common Share represented by such surrendered certificate shall be exchanged by the Depositary, and the Depositary shall deliver to the applicable Company Shareholder, as soon as practicable and in accordance with Section 4.1, Section 4.2 and Section 4.4(c), (i) a cheque (or other form of immediately available funds) representing the cash amount that such Company Shareholder is entitled to receive under the Arrangement, (ii) a treasury order or other evidence of, Acquiror Common Stock that such Company Shareholder is entitled to receive under the Arrangement or (iii) any combination thereof, less any amounts withheld pursuant to Section 6.3.

(c)	As soon as practicable after the Effective Time, the Depositary shall deliver to each holder of any Company DSU Awards, if applicable, and IQ Warrants (as reflected on the register maintained by or on behalf of the Company in respect of each of the Company DSU Awards and IQ Warrants), a cheque (or other form of immediately available funds) representing the cash amount that such holder is entitled to receive under the Arrangement, as applicable, less any amounts withheld pursuant to Section 6.3.

(d)	Until surrendered as contemplated by this Section 6.1, each certificate that immediately prior to the Effective Time represented outstanding Company Common Shares shall be deemed, immediately after the completion of the transactions contemplated in Section 4.4(c), to represent only the right to receive upon such surrender the Per Share Cash Amount or the Per Share Stock Consideration, or any combination thereof, in lieu of such certificate as contemplated in Section 4.4(c). Any such certificate formerly representing outstanding Company Common Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former Company Shareholder of any kind or nature against or in Acquiror or Company.

(e)	Any payment made by way of cheque by the Depositary or by the Company, pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or the Company or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of any Affected Securityholder to receive the consideration for any Affected Securities pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquiror (or Company, as applicable) for no consideration.

(f)	No Affected Securityholder shall be entitled to receive any consideration with respect to Affected Securities other than the consideration to which such Affected Securityholder is entitled to receive in accordance with Section 3.1 and no such Affected Securityholder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to Affected Securities or with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Affected Securities.

(g)	All dividends payable with respect to any Acquiror Common Stock allotted and issued pursuant to this Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

Section 6.2	Lost Certificates.

(a)	In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay and deliver, in exchange for such lost, stolen or destroyed certificate, the Per Share Cash Amount or the Per Share Stock Consideration which such holder is entitled to receive pursuant to Section 4.4(c) (subject to Section 4.2), net of amounts required to be withheld pursuant to Section 6.3. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Company, Acquiror and the Depositary in such sum as Acquiror may direct or otherwise indemnify Acquiror in a manner satisfactory to Acquiror against any claim that may be made against Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3	Withholding Rights.

(a)	Each of Company, Acquiror and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Affected Securityholder under this Plan of Arrangement, such amounts as Company, Acquiror or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act or any provision of applicable Laws and shall remit such amounts to the appropriate Governmental Entity. To the extent that amounts are so deducted, withheld and remitted, such deducted, withheld and remitted amounts shall be treated for all purposes as having been paid to the Affected Securityholder in respect of which such deduction and withholding was made.

(b)	Each of Company, Acquiror and the Depositary that makes a payment to any Company Shareholder under this Plan of Arrangement shall be authorized to sell or otherwise dispose of such number of Acquiror Common Stock otherwise issuable to such Company Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Company Shareholder and remit any unapplied balance of the net proceeds of such sale to such Company Shareholder.

ARTICLE 7

AMENDMENTS

Section 7.1	Amendments to Plan of Arrangement.

(a)	Company shall make any amendments to this Plan of Arrangement referred to in Section 1.6 of the Arrangement Agreement.

(b)	In addition, and subject to Acquiror’s rights under section 1.6 of the Arrangement Agreement:

(i)	Company and Acquiror may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Company and Acquiror, each acting reasonably, (iii) be filed with the Court and, if made following the Company Special Meeting, approved by the Court and (iv) be communicated to the Affected Securityholders if and as required by the Court.

(ii)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company or Acquiror at any time prior to the Company Special Meeting (provided that the Company or Acquiror, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(iii)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Special Meeting shall be effective only if (i) it is consented to in writing by each of Company and Acquiror (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(iv)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Company or Acquiror, provided that it concerns a matter which, in the reasonable opinion of Acquiror, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8

FURTHER ASSURANCES

Section 8.1	Further Assurances

Notwithstanding that the Arrangement and other events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.

EXHIBIT B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Tembec Inc. (the “Corporation”), as more particularly described and set forth in the management information circular (the “Circular”) of the Corporation dated [●], 2017 accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement made as of May 24, 2017, between the Corporation and Rayonier Advanced Materials Inc. (the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Corporation (the “Plan of Arrangement”), the full text of which is set out in Exhibit A of the Arrangement Agreement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement), is hereby authorized, approved and adopted.

3.	The (i) Arrangement Agreement and the transactions contemplated therein, (ii) actions of the directors of the Corporation in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	The Corporation is hereby authorized to apply for a final order from the Québec Superior Court to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Québec Superior Court, the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the shareholders of the Corporation, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and the Plan of Arrangement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

2

EXHIBIT C

ANTITRUST FILINGS

1. Canada

2. Germany

3. People’s Republic of China

4. United States of America

EXHIBIT D

May     , 2017

Rayonier Advanced Materials Inc.

Dear Sirs/Madams:

Re: Support and Voting Agreement

I understand that you and Tembec Inc. (the “Corporation”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Corporation pursuant to Section 192 of the Canada Business Corporations Act, the result of which shall be your acquisition of all the outstanding common shares of the Corporation. I am the beneficial owner of [●] common shares of the Corporation (the “Holder Securities”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Arrangement Agreement.

I understand that I will have the right to terminate this letter agreement in the event that, without my prior written consent (such consent not to be unreasonably withheld), the Arrangement Agreement is amended to reduce or adversely change the consideration to be received by holders of common shares of the Corporation or is amended in any other respect that is materially adverse to me.

I,                                         , hereby agree, in my capacity as securityholder and not in my capacity as an officer or director of the Corporation, from the date hereof until the earlier of the date on which the (i) parties hereto agree otherwise in writing, (ii) Arrangement Agreement is terminated in accordance with its terms, or (iii) Outside Date occurs:

(a)	to vote or to cause to be voted the Holder Securities, and any other securities directly or indirectly acquired by or issued to the undersigned after the date hereof (including without limitation any common shares issued upon further exercise of options to purchase shares), (i) in favour of the Arrangement and any other matter necessary for the consummation of the Arrangement at the meeting of shareholders of the Corporation held to consider it or any adjournment thereof and (ii) against any proposed action or agreement which could impede, interfere with, delay or otherwise adversely affect the consummation of the Arrangement;

(b)	if requested by you, acting reasonably, to deliver or to cause to be delivered to the Corporation, duly executed proxies or voting instruction forms, as applicable, in your favour or in favour of the Corporation, such proxies instructing the holder thereof to vote in favour of the Arrangement;

(c)	not to exercise any rights to dissent in connection with the Arrangement;

(d)	except in my capacity as director or officer to the extent permitted by the Arrangement Agreement, not to take any action which may in any way adversely affect the success of the Arrangement;

(e)	except in my capacity as director or officer to the extent permitted by the Arrangement Agreement, not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal, or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and

(f)	not to, directly or indirectly, sell, transfer, gift, exchange, tender, pledge or assign or agree to sell, transfer, gift, exchange, tender, pledge or assign any of the Holder Securities or any interest therein, without your prior written consent.

I hereby represent and warrant that (a) I am the sole beneficial owner of the Holder Securities, with good and marketable title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and I have the sole right to vote and sell (in the case of transferable Holder Securities) all of the Holder Securities, (b) except for the Arrangement Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned of any of the Holder Securities or any interest therein or right thereto, and (c) the only securities of the Corporation (other than cash-settled deferred share units) beneficially owned, directly or indirectly, by the undersigned on the date hereof are the Holder Securities.

Notwithstanding any provision of this letter agreement to the contrary, the undersigned makes no agreement or understanding in this letter agreement in the undersigned’s capacity as a director or officer of the Corporation or any of its subsidiaries, and nothing in this letter agreement: (a) will limit or affect any actions or omissions taken by the undersigned in his/her capacity as such a director or officer, including in exercising rights under the Arrangement Agreement, and no such actions or omissions shall be deemed a breach of this letter agreement or (b) will be construed to prohibit, limit or restrict the undersigned from exercising his or her fiduciary duties as an officer or director to the Corporation.

This letter agreement shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.

[The next page is the signature page.]

Yours truly,

Name:

Accepted and agreed on this      day of         , 2017.

Rayonier Advanced Materials Inc.

Per:
Name:
Title:

[Signature Page to Support and Voting Agreement]